UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to Section 240.14a-12

Rofin-Sinar Technologies Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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February 17, 2016
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders which will be held on March 17, 2016, at 10:00 a.m., local time, at Rofin-Sinar Technologies Inc., 40984 Concept Drive, Plymouth, MI 48170.
At this year’s annual meeting, the Company’s stockholders will be asked to consider and vote upon:
1.
the election of three (3) directors for a term to expire in 2019 and until their respective successors have been duly elected or appointed;

2.
an advisory vote regarding the declassification of the Board (the “Board Declassification Proposal”);

3.
an advisory vote regarding the elimination of certain supermajority voting requirements in the Company’s Certificate of Incorporation and By-laws (the “Supermajority Voting Proposal”);

4.
the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016;

5.
an advisory resolution to approve executive compensation; and

6.
the transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Board of Directors recommends that you vote FOR election of the slate of nominees for directors, FOR ratification of appointment of the independent registered public accountants, and FOR the advisory approval of executive compensation. The Board of Directors is not making a recommendation on how you should vote on the Board Declassification Proposal or the Supermajority Voting Proposal. We will also report on current business conditions and our recent developments. Members of the Board of Directors and our executive officers will be present at the annual meeting to discuss the affairs of Rofin-Sinar Technologies Inc. and to answer any questions you may have.
The Board of Directors advises you that on February 3, 2016, the Board amended the Company’s By-laws to implement, among other things, a majority voting standard in uncontested elections of directors. In connection with this By-law amendment, the Board adopted a director resignation policy providing that, with respect to director nominations, the Board will nominate for reelection as a director only those incumbent directors who have tendered, in advance of such nomination, an irrevocable resignation that will become effective in the event such nominee fails to receive the required majority vote at the stockholders’ meeting at which they face reelection, and the Board accepts such resignation. Please see the accompanying proxy statement for additional information.
It is extremely important that your shares be represented and voted on the enclosed WHITE proxy card at the annual meeting in light of the proxy contest being conducted by SAC Jupiter Holding Ltd. (together with its affiliates and related parties, “SilverArrow”), which has notified the Company that SilverArrow intends to propose a slate of three nominees for election as directors at the meeting in opposition to the nominees recommended by our Board and present at the Annual Meeting certain stockholder proposals related to advisory votes on certain amendments to the Company’s Certificate of Incorporation and By-laws. For additional information on SilverArrow and its proposals, see the “Background of the Solicitation” and “Other Information—Other Proposed Action” sections of the accompanying proxy statement.

THE BOARD URGES YOU NOT TO SUBMIT ANY GREEN PROXY CARD SENT TO YOU BY, OR ON BEHALF OF, SILVERARROW. The Board Unanimously recommends a vote “For” the election of each of the Board’s nominees on the enclosed WHITE proxy card, “For” ratification of the appointment of the independent registered public accountants, and “For” the advisory approval of executive compensation. Accordingly, please complete, sign and date the enclosed WHITE proxy card and return it promptly in the enclosed envelope, or follow the instructions on the enclosed WHITE proxy card to vote via the internet, to ensure your shares will be represented. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.
To help us plan for the annual meeting, please mark the appropriate box on the accompanying WHITE proxy card telling us if you will be attending.
If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Georgeson Inc., by telephone at (800) 509-0976 (toll-free) or (781) 575-2137 (direct) or by email at Rofin@georgeson.com
Sincerely,
Dr. Peter Wirth
Chairman of the Board

2016 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO THE STOCKHOLDERS OF ROFIN-SINAR TECHNOLOGIES INC.
The Annual Meeting of Stockholders of Rofin-Sinar Technologies Inc. (Rofin, we, or the Company) will be held at Rofin-Sinar Technologies Inc., 40984 Concept Drive, Plymouth, MI 48170 on Thursday, March 17, 2016, at 10:00 a.m., local time. The items of business are:
1.
the election of three (3) directors for a term to expire in 2019 and until their respective successors have been duly elected or appointed;

2.
an advisory vote regarding the declassification of the Board (the “Board Declassification Proposal”);

3.
an advisory vote regarding the elimination of certain supermajority voting requirements in the Company’s Certificate of Incorporation and By-laws (the “Supermajority Voting Proposal”);

4.
the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016;

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an advisory resolution to approve executive compensation; and

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the transaction of such other business as may properly come before the meeting and any adjournments or postponements thereof.

These items are fully discussed in the following pages, which are made part of this notice. Only stockholders of record at the close of business on January 22, 2016 will be entitled to vote at the annual meeting.
Please note that SAC Jupiter Holding Ltd. (together with its affiliates and related parties, “SilverArrow”) has notified the Company of its intent to propose a slate of three nominees for election as directors at the Annual Meeting in opposition to the nominees by our Board of Directors and present at the Annual Meeting certain stockholder proposals related to advisory votes on certain amendments to the Company’s Certificate of Incorporation and By-laws. For additional information on SilverArrow and its proposals, see the “Background of the Solicitation” and “Other Information—Other Proposed Action” sections of the accompanying proxy statement. You may receive solicitation materials from SilverArrow, including proxy statements and green proxy cards. We are not responsible for the accuracy of any information provided by or relating to SilverArrow or its nominees contained in solicitation materials filed or disseminated by or on behalf of SilverArrow or any other statements SilverArrow may make.
The Board of Directors does not endorse any SilverArrow nominee and unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board of Directors on the enclosed WHITE proxy card, “For” ratification of the appointment of the independent registered public accountants, and “For” the advisory approval of executive compensation. The Board of Directors strongly urges you not to sign or return any green proxy card sent to you by SilverArrow. If you have previously submitted a green proxy card sent to you by SilverArrow, you can revoke that proxy and vote for our Board’s nominees and on the other matters to be voted on at the meeting by using the enclosed WHITE proxy card. Only the latest validly executed proxy card that you submit will be counted. Stockholders voting on the enclosed white proxy card will be disenfranchised with respect to the proposals included on the green proxy card sent to you by or on behalf of SilverArrow which are not included on the Company’s white proxy card.
By Order of the Board of Directors
Cindy Denis
Secretary
Plymouth, Michigan
February 17, 2016
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Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to Be Held on March 17, 2016
A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting and Proxy Statement, WHITE Proxy Card and 2015 Annual Report to Stockholders, may be viewed and downloaded at http://www.rofin.com/proxy.
YOUR VOTE IS VERY IMPORTANT
All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, you are urged to submit the WHITE proxy card in the envelope provided to you, or to use the Internet or telephone method of voting described in your WHITE proxy card so that your shares can be voted at the Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the proxy card or voting instruction form.
If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the telephone numbers or address set forth below:
480 Washington Blvd., 26th Floor
Jersey City, NJ 07310
Banks, Brokers and Stockholders
Call Toll-Free (800) 509-0976
International Stockholders Please Call: (781) 575-2137
Or Contact via E-mail at:
Rofin@georgeson.com
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ROFIN-SINAR TECHNOLOGIES INC.
40984 CONCEPT DRIVE
PLYMOUTH, MICHIGAN 48170
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 17, 2016
This Proxy Statement is furnished to the stockholders of Rofin-Sinar Technologies Inc., a Delaware corporation (the “Company”), in connection with the solicitation by the Board of Directors (the “Board”) of the Company of proxies to be voted at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Rofin-Sinar Technologies Inc., 40984 Concept Drive, Plymouth, MI 48170 on Thursday, March 17, 2016, at 10:00 a.m., local time, and at any adjournment or postponement thereof. The approximate date on which this proxy statement and form of proxy is first being sent to the Company’s stockholders is February 18, 2016. References in this proxy statement to “we,” “our,” “us” or “Rofin” refer to Rofin-Sinar Technologies Inc., unless otherwise noted.
Only stockholders of record as of the close of business on January 22, 2016 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. As of the close of business on the Record Date, there were outstanding 28,507,403 shares of Common Stock, $0.01 par value per share, of the Company, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Please read this proxy statement carefully. You should consider the information contained in this proxy statement when deciding how to vote your shares at the Annual Meeting.
Each stockholder of record and beneficial owner of the shares of Common Stock on the Record Date is entitled to one vote for each share of Common Stock of the Company so held. You are a stockholder of record if at the close of business on the Record Date your shares of Common Stock were registered directly in your name with Computershare, the Company’s transfer agent. You are a beneficial owner if at the close of business on the Record Date your shares of Common Stock were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee may not be able to vote your shares. We urge you to provide voting instructions to your broker or nominee to ensure your shares are represented at the meeting.
If you are a registered stockholder, you can simplify your voting by using the internet or calling a toll-free telephone number. Internet and telephone voting information is provided on the WHITE proxy card. If you vote via the internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the WHITE proxy card. If you beneficially hold your shares in “street name” through a bank, broker or other nominee, you will be able to vote using the WHITE voting instruction form provided to you by such nominee, and internet and telephone voting may also be available per the instructions provided on such WHITE voting instruction forms.
Please note that SilverArrow has notified the Company of its intent to propose a slate of three nominees for election as directors at the Annual Meeting in opposition to the nominees by our Board of Directors and present at the Annual Meeting certain stockholder proposals related to advisory votes on certain amendments to the Company’s Certificate of Incorporation and By-laws. You may receive solicitation materials from SilverArrow, including proxy statements and green proxy cards. We are not responsible for the accuracy of any information provided by or relating to SilverArrow or its nominees contained in solicitation materials filed or disseminated by or on behalf of SilverArrow or any other statements SilverArrow may make.
The Board does not endorse any SilverArrow nominee and unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board on the enclosed WHITE proxy card. Our Board strongly urges you not to sign or return any proxy card sent to you by SilverArrow. If you have previously submitted a green proxy card sent to you by SilverArrow, you can revoke that proxy and vote for our Board’s nominees and on the other matters to be voted on at the meeting by using the enclosed WHITE proxy card. Stockholders voting on the enclosed WHITE proxy card will be disenfranchised with respect to the proposals included on the green proxy card sent to you by or on behalf of SilverArrow which are not included on the Company’s white proxy card.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Why did I receive these proxy materials?
You have received these proxy materials because you are a stockholder of Rofin-Sinar Technologies Inc., and our Board is soliciting authority, or proxy, to vote your shares at the 2016 Annual Meeting of Stockholders, or the Annual Meeting. The proxy materials include our notice of annual meeting of stockholders, proxy statement and 2015 annual report. These materials also include the WHITE proxy card and postage-paid return envelope or voting instruction form for the Annual Meeting. WHITE proxy cards are being solicited on behalf of our Board. The proxy materials include detailed information about the matters that will be discussed and voted on at the meeting, and provide updated information about our Company that you should consider in order to make an informed decision when voting your shares.
There are five proposals scheduled to be voted on at the Annual Meeting:
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Proposal No. 1: Election of three Class II directors;

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Proposal No. 2: the Board Declassification Proposal;

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Proposal No. 3: the Supermajority Voting Proposal;

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Proposal No. 4: Ratification of appointment of independent registered public accounting firm; and

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Proposal No. 5: Advisory vote to approve the compensation of the named executive officers.

We will also consider other business, if any, that properly comes before the Annual Meeting. Pursuant to our By-laws, the deadline for stockholders to submit proposals to be considered at the Annual Meeting was January 12, 2016. On that date, SilverArrow submitted a notice of its intent to (A) propose a slate of three nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by our Board and (B) present certain stockholder proposals related to (i) the declassification of the Board of Directors, (ii) the ability of stockholders owning 15% or more of the outstanding shares of Common Stock to call a special meeting of the stockholders, (iii) the implementation of majority voting in uncontested director elections, (iv) the ability of stockholders to act by written consent (with a threshold at the minimum number of votes that would be necessary to authorize the action at a meeting at which all stockholders entitled to vote thereon were present and voting), and (v) the elimination of supermajority vote requirements. SilverArrow also filed proxy materials with the Securities and Exchange Commission in connection with the solicitation of proxies from our stockholders to vote in favor of SilverArrow’s slate in opposition to the nominees put forth by our Board of Directors and for advisory votes on the matters specified in clauses (ii), (iv) and (v) of the prior sentence. Stockholders voting on the enclosed WHITE proxy card will be disenfranchised with respect to the proposals included on the green proxy card sent to you by or on behalf of SilverArrow which are not included on the Company’s white proxy card.
At the time this proxy statement was mailed, our management and the Board were not aware of any other matters to be presented at the Annual Meeting other than as described in this proxy statement.
Have other candidates been nominated for election as directors at the Annual Meeting in opposition to the Board’s nominees?
Yes. SilverArrow, a stockholder of the Company, has notified the Company of its intent to nominate its slate of three nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by our Board. Our Board does not endorse any SilverArrow nominees and unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board by using the WHITE proxy card accompanying this proxy statement. Our Board strongly urges you not to sign or return any green proxy card sent to you by SilverArrow.

What are the Advisory Votes on Corporate Governance Matters?
Our Board of Directors and the Nominating Committee regularly review our corporate governance policies and practices. This year, the directors have engaged in discussions of certain proposed corporate governance changes. These changes include, among others, consideration of the (a) implementation of a majority voting standard in uncontested elections of directors and a director resignation policy, (b) repeal of the classification of the Board and (c) elimination of the supermajority vote requirement in the Company’s Certificate of Incorporation and By-laws. As described below, on February 3, 2016, our Board implemented a majority voting standard in uncontested elections. In addition, our Board determined that at this year’s Annual Meeting we conduct advisory votes in order to determine the views of our stockholders regarding whether repeal of the classification of the Board and elimination of the supermajority vote requirement in the Company’s Certificate of Incorporation and By-laws should be proposed for adoption at the 2017 Annual Meeting of Stockholders. See “Proposal No. 2-the Board Declassification Proposal” and “Proposal No. 3-the Supermajority Voting Proposal” below for additional information.
The affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the meeting will be required for the approval, on an advisory basis, of each of these proposals. In general, an advisory vote is not binding upon the Company. However, the Board of Directors values the opinions expressed by stockholders and will take the following actions if these proposals are approved:
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If a majority of votes cast are in favor of Proposal No. 2 (the Board Declassification Proposal), at the 2017 Annual Meeting of Stockholders, the Board will present to the Company’s stockholders amendments to the Certificate of Incorporation and the By-laws to repeal the classified Board. If such proposal receives the requisite number of votes to effect such action at the 2017 Annual Meeting of Stockholders, the declassification of our Board would be phased in commencing with the 2018 Annual Meeting of Stockholders, and would result in the Board being fully declassified (and all directors standing for annual elections) commencing at the 2020 Annual Meeting of Stockholders. To comply with Delaware law, the amendment to our Certificate of Incorporation would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendment (including directors elected at the 2017 Annual Meeting of Stockholders). If Proposal No. 2 does not receive a majority of votes cast, the Board will continue to study the topic.

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If a majority of votes cast are in favor of Proposal No. 3 (the Supermajority Voting Proposal), at the 2017 Annual Meeting of Stockholders, the Board will present to the Company’s stockholders amendments to the Certificate of Incorporation and the By-laws to eliminate any supermajority voting provision in the Certificate of Incorporation and the By-laws and replace them with provisions that would require the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of the Common Stock as of the record date for that vote. If Proposal No. 3 does not receive a majority of votes cast, the Board will continue to study the effect of supermajority voting provisions.

What Corporate Governance Changes Have Been Implemented?
On February 3, 2016, the Board of Directors amended the Company’s By-laws to implement a majority voting standard in uncontested elections of directors, to add a forum selection provision providing for the Delaware courts to be a sole and exclusive forum for adjudication of certain disputes and to eliminate the limitation on a director’s eligibility to stand for re-election after reaching age 70.
Majority Voting
The Delaware General Corporation Law provides that, unless otherwise specified in a company’s articles of incorporation or bylaws, a director is elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Previously, our By-laws required that directors be elected by a plurality of votes cast. Under plurality voting, only “for” votes are counted, not any “against” votes or abstentions, so in an uncontested election (i.e., an election where the only nominees are those proposed by the Board) a director could be elected with as few as one “for” vote, regardless of the number of  “against” votes.

Pursuant to the newly-adopted majority voting standard in uncontested director elections, each vote is required to be counted “for” or “against” the director’s election. In order to be elected, the votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election. In connection with this By-law amendment, the Board adopted a director resignation policy providing that, with respect to director nominations, the Board will nominate for reelection as a director only those incumbent directors who have tendered, in advance of such nomination, an irrevocable resignation that will become effective in the event such nominee fails to receive the required majority vote at the stockholders’ meeting at which they face reelection, and the Board accepts such resignation.
Consistent with Section 223(d) of the Delaware General Corporation Law, the Amended and Restated Bylaws provide that when one or more directors have resigned, effective at a future date, a majority of the directors then in office, including those who have resigned, shall have the power to fill the resulting vacancies. The appointment of any new director is effective upon the date of the resignation. As a result, a director who has tendered his or her resignation will continue to have a vote in the selection of his or her replacement, until the Board accepts the resigning director’s resignation.
If an incumbent director fails to receive the required vote for reelection, the Nominating Committee (excluding the incumbent director in question, if applicable) shall make a recommendation to the Board as to whether to accept or reject such director’s resignation as previously tendered or whether other action should be taken. The Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept or reject a director’s resignation or whether other action should be taken. Within 90 days from the date the election results are certified, the Company will publicly disclose the Board’s decision and the rationale behind such decision.
Forum Selection
A new Article XII was added to the Amended and Restated Bylaws, which provides that unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions involving the Company (including any derivative action or proceeding brought on behalf of the Company and certain disputes between the Company, on the one hand, and a stockholder of the Corporation, on the other hand), will be a state or federal court located within the State of Delaware. The Board believes that the exclusive forum provision is in the best interests of the Company because, among other reasons, it will focus any future litigation covered by the provision in one jurisdiction, avoiding the unnecessary risk, uncertainty and expense from concurrent multi-jurisdictional litigation. The provision does not preclude any type of legal actions against the Company or its directors or officers or other employees or limit or adversely impact any property right vested in the Company’s stockholders; rather, it directs certain legal actions to a single jurisdiction, with the goal of securing a more efficient and effective resolution of those legal actions.
Director Age Limitation
The Amended and Restated Bylaws remove a provision which prohibited directors standing for re-election after reaching age 70 and exempted certain individuals from such limitation. As a result of this change, Messrs. Baasel and Willis (age 74 and 70, respectively) are eligible to stand for reelection at the Annual Meeting. In adopting the amendment, the Board determined that a specific age limitation for serving on the Board was not necessary as the Board’s peer review process provides the Board with the ability to assess a director’s contributions and suitability to stand for re-election and that age, while one of the factors that will be considered by the Board, should not of itself be a disqualifying factor.
What are the recommendations of the Board?
The Board recommends that you vote your shares on your WHITE proxy card:
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FOR the election of the three Class II director-nominees named in this proxy statement (Messrs. Carl F. Baasel, Daniel J. Smoke and Gary K. Willis), for a term to expire in 2019, and until their respective successors have been duly elected or appointed;

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FOR the proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending September 30, 2016; and

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FOR the advisory approval of the compensation of our named executive officers.

The Board is submitting the Board Declassification Proposal and the Supermajority Voting Proposal to the stockholders without a recommendation either in favor of or opposed to these proposals. The Board believes that the Company’s stockholders are in the best position to analyze the advantages and disadvantages of a classified board structure and supermajority voting requirement for the Company and to make an independent determination about the best governance approach for the Company.
The Board strongly urges you not to sign or return any green proxy card sent to you by SilverArrow.
What should I do with the proxy cards sent to me by SilverArrow?
SilverArrow notified the Company of its intent to propose its own director nominees for election at the Annual Meeting. The nominations made by SilverArrow have NOT been endorsed by the Board. The Company is not responsible for the accuracy of any information contained in any proxy solicitation materials used by SilverArrow or any other statements that they may otherwise make.
Our Board does not endorse any SilverArrow nominees and unanimously recommends that you disregard any green proxy card that may be sent to you by SilverArrow. Voting to “withhold” with respect to any of SilverArrow’s nominees on its proxy card is not the same as voting “for” our Board’s nominees, because a vote to “withhold” with respect to any of SilverArrow’s nominees on its proxy card will revoke any previous proxy submitted by you. If you have already voted using a green proxy card sent to you by SilverArrow, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted; and any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “How do I change my vote?” on page 5 of this proxy statement. Stockholders voting on the enclosed WHITE proxy card will be disenfranchised with respect to the proposals included on the green proxy card sent to you by or on behalf of SilverArrow which are not included on the Company’s white proxy card.
If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Georgeson Inc., by telephone at (800) 509-0976 (toll-free) or (781) 575-2137 (direct) or by email at Rofin@georgeson.com.
What does it mean if I receive more than one WHITE proxy card on or about the same time?
It generally means you hold shares registered in more than one account. In order to vote all of your shares, please sign and return each WHITE proxy card or, if you vote via the internet or telephone, vote once for each WHITE proxy card you receive.
If SilverArrow proceeds with its previously announced alternative director nominations, we will likely conduct multiple mailings prior to the Annual Meeting date so that stockholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. The latest-dated proxy you submit will be counted, and, if you wish to vote as recommended by the Board then you should only submit WHITE proxy cards.
What is a quorum?
To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present. The presence, either in person or by properly executed proxy, of the owners of one third of the outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the stockholders at such meeting. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting.
What are broker non-votes and what effect do they have on the proposals?
Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal.

Given the contested nature of this election, the rules of the New York Stock Exchange governing brokers’ discretionary authority — which apply to brokers’ authority with respect to companies listed on the NASDAQ — do not permit brokers to exercise discretionary authority regarding any of the proposals to be voted on at the Annual Meeting, whether “routine” or not.
If you hold your shares in street name, it is critical that you cast your vote and instruct your bank, broker, or other nominee on how to vote if you want your vote to count at the Annual Meeting. If you hold your shares in street name and you do not instruct your broker, bank, or other nominee how to vote on the proposals to be voted on at the Annual Meeting, no votes will be cast on your behalf.
Broker non-votes, if any, will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on the proposals to be voted on at the Annual Meeting and will not be counted in determining the number of shares necessary for approval.
How do I change my vote?
Any proxy given pursuant to this solicitation may be revoked by a stockholder of record at any time before it is exercised by delivering to the Company (to the attention of Cindy Denis, Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If you are the beneficial owner of your shares, you must contact your broker or other nominee holding your shares and follow their instructions for changing your vote.
What is the voting requirement to approve each of the proposals?
SilverArrow has notified the Company of its intent to propose a slate of three nominees for election as directors at the meeting in opposition to the nominees recommended by our Board. The election of directors is therefore considered a contested election, and in accordance with our By-laws, directors will be elected by a plurality of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting. Accordingly, the three nominees receiving the highest number of  “FOR” votes will be elected. Withholdings will be counted as present for purposes of this vote but are not counted as votes cast. Broker non-votes will not be counted as present and are not entitled to vote on the proposal.
Our By-laws provide that in the event the Annual Meeting becomes an uncontested election, each director shall be elected by the affirmative vote of a majority of the votes cast with respect to such director — i.e., the numbers of shares voted “FOR” a director nominee must exceed the number of votes case “AGAINST” that nominee.
Our stockholders will have an advisory vote on the Board Declassification Proposal, the Supermajority Voting Proposal, and the proposal to approve executive compensation being presented by the Company. Because the votes for such proposals are advisory, they will not be binding upon our Board. However, the Board encourages stockholders to consider and express their views on these advisory proposals and will consider the results of the vote when making future decisions regarding our corporate governance policies and practices and executive compensation arrangements. For purposes of counting votes on this matter, abstentions and broker non-votes will not be counted as shares voted on the matter.
The affirmative vote of a majority of the Common Stock present in person or by proxy at the meeting and voting on the matter is necessary to approve the ratification of our independent registered public accounting firm. This matter will be voted upon separately. For purposes of counting votes on each of these matters, abstentions and broker non-votes will not be counted as shares voted on the matter.
Who will bear the cost of soliciting votes for the Annual Meeting?
This solicitation is being made by the Board of Directors of the Company and its cost (including preparing, assembling, printing, mailing, and distributing the notice of annual meeting of stockholders, this proxy statement and the form of proxy) will be paid by the Company. The Company will provide copies of these proxy materials to banks, brokerage houses, fiduciaries, and custodians holding in their names shares of our Common Stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. We have engaged Georgeson Inc., a professional proxy solicitation firm, to assist with the solicitation of proxies. This proxy solicitation firm estimates that approximately 35 of its employees will assist in this proxy solicitation, which they may conduct by personal interview, mail, telephone, facsimile, email, other electronic channels of communication, or otherwise. We estimate that we will pay Georgeson Inc. a fee not to exceed $225,000, of which $125,000 has been paid to date, plus reimbursement for out-of-pocket expenses, for its assistance in the solicitation of proxies. Although no precise estimate can be made at the present time, we currently estimate that the total expenditures to be incurred by us relating to the proxy solicitation in excess of those normally spent for an Annual Meeting of Stockholders as a result of the potential proxy contest, excluding salaries and wages of our regular employees, will be approximately $1.4 million, of which approximately $550,000 has been spent to date. The Company has agreed to indemnify Georgeson Inc. against certain liabilities relating to or arising out of their engagement. The Company will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy material to their principals and will reimburse them for their reasonable expenses in so doing. Our directors, officers, and other employees may solicit proxies by further mailing or personal conversation, or by telephone, facsimile or other electronic means. No compensation in addition to regular salary and benefits will be paid to any director, officer or regular employee for such solicitation assistance.
Our directors (which include all three of our director nominees) are considered to be “participants” in this proxy solicitation under applicable regulations of the Securities and Exchange Commission (“SEC” or “Commission”), as are the other persons who solicit proxies on our behalf. Please refer to Annex A, “Certain Information Regarding Participants in the Company’s Solicitation of Proxies,” for information about our directors and director nominees as well as information about certain of our executives who may solicit proxies on our behalf. Other than the persons described in Annex A, none of our employees will be employed to solicit stockholders. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.
How can I obtain an additional WHITE proxy card or voting instruction form?
If you lose, misplace, or otherwise need to obtain a WHITE proxy card or voting instruction form and:
•
you are a stockholder of record, contact Cindy Denis, Secretary of Rofin-Sinar Technologies Inc., 40984 Concept Drive, Plymouth, Michigan 48170 or by telephone at (734) 416-0206; or

•
you are the beneficial owner of shares held indirectly through a broker, bank, or other nominee, contact your account representative at that organization.

You may also contact our proxy solicitor Georgeson Inc. by telephone at (800) 509-0976 (toll-free) or (781) 575-2137 (direct) or by email at Rofin@georgeson.com.
BACKGROUND OF THE CONTESTED SOLICITATION
Over the past year, the Company has had extensive communications with representatives of SilverArrow regarding Company matters and SilverArrow’s desire for Board representation. In an attempt to avoid a costly proxy fight, the discussions culminated with the Company’s settlement proposal to SilverArrow in December 2015, which included the appointment of one of SilverArrow’s director candidates to the Company’s Board. SilverArrow rejected the Company’s settlement offer; and insisted that any settlement must include all three of SilverArrow’s proposed nominees and the retirement of all three of the Company’s directors standing for reelection at our 2016 Annual Meeting. SilverArrow further stated that acceptance of its demands was needed before SilverArrow would engage in any further settlement discussions.
The following outlines the material contacts and communications between the Company and SilverArrow, leading up to the contested solicitation:
On March 12, 2015, Mr. Limberger and Mr. Schimanko (subsequently disclosed to be representatives of SilverArrow) attended the Company’s 2015 Annual Meeting of Stockholders in Tempe, Arizona, indicating they were in the area for other business and, having noticed the coincidence of the location of the annual meeting, they decided to attend the meeting. They met attending directors and engaged in “small talk” with certain Board members.

After the conclusion of the Annual Meeting, Mr. Günther Braun, then President and Chief Executive Officer of the Company and a member of the Board, and Ingrid Mittelstadt, CFO of the Company, presented the standard investor presentation to Messrs. Limberger and Schimanko.
On April 14, 2015, Mr. Limberger requested a meeting with the Company, to which the Company promptly responded that it was in a quiet period related the announcement of quarterly earnings, but could be available after the earnings call scheduled for May 7, 2015.
A standard investor-type meeting occurred on May 13, 2015, in Starnberg, Germany, between Messrs. Limberger and Schimanko and Company employees, including a plant tour.
On May 18, 2015, SilverArrow filed a Schedule 13D disclosing an aggregate 8.4% interest in the Company held by a group consisting of Mr. Limberger, Abdullah Saleh A. Kamel, Pluto Fund Limited, Osama H. Al Sayed, Ernesto Palomba and three SilverArrow related entities (the “13D Group”).
On May 20, 2015, Mr. Limberger requested a meeting with the Company.
On May 21, 2015, Mr. Braun acknowledged receipt of this request, and requested an agenda for the meeting and an introduction to SilverArrow and the members of the 13D Group.
On May 22, 2015, Mr. Limberger responded that he had no formal agenda for the meeting, providing no information as to the 13D Group.
An exchange of emails ensued, and a telephonic meeting was held on June 5, 2015 between Mr. Limberger and Peter Wirth, Chairman, and Ralph Reins, Lead Independent Director, of the Company. During the call, Mr. Limberger requested two Board seats on the Company’s Board.
On June 15, 2015, Dr. Stephen D. Fantone, Chair of the Nominating Committee, sent a letter to Mr. Limberger, explaining the process for consideration as a Board member in the exercise of the Company’s fiduciary duties to the stockholders, and requesting specified background and reference information to assist in the review and evaluation of SilverArrow’s director nominees.
On June 17, 2015, a meeting occurred in Hamburg, Germany, between Company personnel (including Dr. Wirth) and Messrs. Limberger, Schimanko and Ihab Hashani (believed to be the Chief Investment Officer at ASYAD Holding Group), during which information was exchanged and the facility was toured.
On June 20, 2015, Mr. Limberger responded to Dr. Fantone, providing a portion of the information requested.
On June 23, 2015, Mr. Limberger provided Dr. Fantone with partial information as to SilverArrow’s second suggested nominee, Hans Bernhard Wagner, who the Company now believes to be Mr. Limberger’s stepfather.
On June 24, 2015, Mr. Limberger responded by email to certain concerns raised by the Board through Dr. Wirth.
On June 24, 2015 and June 25, 2015, Dr. Wirth received telephone calls from Mr. Limberger and Mr. Schimanko with respect to SilverArrow’s request for a meeting.
On June 26, 2015, Mr. Limberger and Dr. Wagner visited the Company’s booth at the laser exhibition in Munich, Germany, where Dr. Wagner described Mr. Limberger as being typically “impatient” and “always wanting to get something immediately if he [Limberger] decides for it”.
On June 27, 2015, Dr. Fantone sent a letter to Mr. Limberger reiterating the information that was requested previously from Mr. Limberger but not provided, and explaining that the Company would have violated the U.S. Federal securities laws if it had provided advance notice to Mr. Limberger of the non-public information he requested regarding the possible change of then senior management.
On June 29, 2015, Dr. Wirth received a telephone call from Mr. Limberger, indicating that he was upset that the Nominating Committee was asking for background and reference information, and noting that Mr. Limberger did not want to “fire the Board, but that he could act differently if the two Board seats weren’t provided”.

On July 9, 2015, Mr. Limberger provided the Nominating Committee with certain of the information that had previously been requested.
On July 21, 2015, Dr. Fantone sent a letter to Mr. Limberger noting that certain requested information had still not been provided, and requesting additional information and clarification on various business decisions and financial results at Mr. Limberger’s prior two employments as CEO, which had raised concern on the part of the Nominating Committee.
On August 6, 2015, Mr. Limberger sent a letter to Dr. Wirth requesting information about presentations provided by senior management to certain investors.
On August 11, 2015, Dr. Wirth responded to Mr. Limberger, “correct[ing] some misinformation” included in the August 6th letter, and noting senior management’s assurances to the Board of their strict adherence to the Company’s blackout policies and of compliance with U.S. Federal securities laws.
On August 13, 2015, Mr. Limberger responded to Dr. Wirth with certain questions and requests for additional information.
On August 24, 2015, Dr. Wirth responded with specific factual information to address the concerns raised by SilverArrow, and other responsive information.
On September 17, 2015, Dr. Fantone received a letter from Mr. Limberger responding to Dr. Fantone’s letter of two month’s earlier (the July 21, 2015 letter which again requested the information still not provided by Mr. Limberger); and requesting certain information from the Company’s Nominating Committee and Board.
On September 18, 2015, Dr. Wirth received a message from Mr. Schimanko requesting a meeting with Dr. Wirth and Mr. Reins. The matter was subsequently referred to Dr. Fantone, as Chair of the Nominating Committee.
On September 29, 2015, Dr. Fantone sent a letter to Mr. Schimanko and Mr. Limberger expressing puzzlement at Mr. Limberger’s and Dr. Wagner’s (who at that time still appeared to be SilverArrow’s Board nominee) continuing refusal to provide requested background and reference information from the June 15, June 27, and July 21, 2015 letters, in order to assist the Committee in its review of their request for Board consideration; and noting Mr. Limberger’s various misstatements and misunderstandings of the U.S. Federal securities laws.
On October 8, 2015, SilverArrow publicly announced its intention to nominate three directors at the Annual Meeting, referencing concerns it had with the Company’s management and historical performance. On the same day, SilverArrow amended the Schedule 13D filed by the 13D Group, with updated disclosure of its stock position in the Company.
On October 9, 2015, the Company publicly announced the Board and management’s commitment to execute on the Company’s strategic plan to drive growth and profitability, and deliver attractive value to all stockholders.
On October 10, 2015, Dr. Fantone received a letter from Mr. Limberger responding to Dr. Fantone’s letter of September 29, 2015.
On October 28, 2015, SilverArrow issued a press release with its perspective on the Company’s reported financial results.
On November 11, 2015, Dr. Fantone and Mr. Schimanko exchanged emails, and arranged for a meeting for November 18, 2015.
On November 18, 2015, Dr. Fantone and certain Company advisors met for several hours with Messrs. Limberger, Schimanko and Jordan Kovler (one of SilverArrow’s proposed Board nominees), during which meeting, among other things, Mr. Limberger disclosed SilverArrow’s third proposed nominee (Mr. Gebhard Rainer), subject to Mr. Rainer’s agreement to accept the nomination; Dr. Fantone explained the Nominating Committee’s review process, reiterated the requested but still not provided information and professional references, and reminded the individuals that neither Messrs. Kovler nor Rainer had provided information or references for review by the Nominating Committee; and the individuals talked about aspects of the Company’s business and concerns with respect to business decisions and financial results at Mr. Limberger’s prior two employments as CEO.
Subsequent to this meeting, certain information and references with respect to Messrs. Rainer and Kovler and certain information with respect to Mr. Limberger were provided to the Nominating Committee.
On November 25, 2015, Dr. Fantone sent an email to Mr. Kovler, acknowledging receipt of the information provided, and requesting information on Mr. Limberger’s efforts to help facilitate contact with the individuals previously requested, as part of the Nominating Committee’s overall reference checks.
On November 27, 2015, Mr. Kovler responded to Dr. Fantone’s prior communication, but did not provide requested contact information for Mr. Limberger’s professional references.
On December 7, 2015, Dr. Fantone responded to Mr. Kovler’s prior communication, reiterating matters that were discussed and requested at the November 18, 2015 meeting, and noting that although the requested information concerning Mr. Limberger and his references was still incomplete, the Nominating Committee had begun its reference checks and interviews for SilverArrow’s candidates.
Over the next several weeks, members of the Nominating Committee participated in numerous telephone calls with references provided by SilverArrow’s candidates, as well as telephone calls with Mr. Rainer.
On December 8, 2015, the Company publicly announced the appointment of Ms. Jenifer Bunis to the Board, who was identified as a potential Board candidate in early 2015, citing her credentials and extensive experience within the industry and knowledge of the entities involved.
On December 11, 2015, SilverArrow issued a press release commenting on Ms. Bunis’ appointment to the Board of Directors.
On December 23, 2015, Dr. Fantone called Mr. Kovler to arrange a meeting to discuss a settlement, offering to meet before the holidays or after the New Year, based on availability. Mr. Kovler agreed to the meeting in early January, subject to checking his calendar and the availability of legal counsel.
On December 24, 2015, Dr. Fantone received an email from Mr. Limberger with proposed dates for settlement discussions in San Francisco, requesting a settlement proposal prior to any meeting, and expecting an answer no later than December 26, 2015.
On December 25, 2015, Dr. Fantone acknowledged receipt of the prior day’s email, indicating an expectation to respond after the Christmas weekend on Monday, December 28, 2015.
On December 28, 2015, Dr. Fantone emailed Mr. Limberger, proposing various dates for a meeting in Boston or New York, if easier for Mr. Limberger, to discuss settlement.
On December 29, 2015, Mr. Limberger responded via email indicating an inability to meet on any of the dates and locations proposed by Dr. Fantone, offering two meeting dates in San Francisco or other meeting dates at a later time in London or Dubai, and requiring a settlement proposal prior to a meeting.
On December 31, 2015, Dr. Fantone sent an email to Mr. Limberger, expressing his belief that an in-person meeting was important and appropriate, and presenting an outline of a settlement proposal, which, subject to negotiation of a definitive settlement agreement, consisted of adding Mr. Rainer, one of SilverArrow’s proposed director nominees, to the Board for a term that would end in 2017 in exchange for an agreement with SilverArrow pursuant to which SilverArrow would (1) agree to vote all of its shares in favor of the Company’s nominees for director and (2) be subject to customary standstill provisions. Because of the sensitive nature of some of the Nominating Committee’s findings underlying its determination that Messrs. Limberger and Kovler were unsuitable director candidates, Dr. Fantone suggested it would be more appropriate to review these by phone or in person.
On January 4, 2016, Dr. Fantone received an email response from Mr. Limberger rejecting the settlement proposal, and requiring that the Company agree to various terms, including adopting SilverArrow’s three director nominees and the retirement of all three of the Company’s directors standing for reelection at the 2016 Annual Meeting, before SilverArrow would participate in any further settlement discussions.

On January 5, 2016, the Board published an open letter to the Company’s stockholders, informing stockholders of the settlement proposal offered by the Company and rejected by SilverArrow.
On January 12, 2016, SilverArrow submitted to the Company a formal notice of SilverArrow’s intent to nominate its nominees for election to the Board at the Annual Meeting and present certain stockholder governance proposals.
Also on January 12, 2016, SilverArrow filed a preliminary proxy statement on Schedule 14A.
On January 14, 2015, the Company issued a press release, publicly commenting on SilverArrow’s director nominations, including why the Nominating Committee had determined that Messrs. Limberger and Kovler were unsuitable director candidates, and on the Company’s belief that SilverArrow lacks an understanding of the Company’s business, that the Company is on the right path to enhance value for all stockholders, and that the current Board is best placed to enhance shareholder value.
On January 19, 2016, the Company filed this preliminary proxy statement on Schedule 14A in respect of the Annual Meeting.
On January 20, 2016, SilverArrow issued a press release responding to the Company’s January 14, 2015 press release commenting on SilverArrow’s director nominations.
On February 4, 2016, SilverArrow issued a press release with its perspective on the Company’s reported financial results.
On February 9, 2016, the Company filed an amended preliminary proxy statement on Schedule 14A in respect of the Annual Meeting.
On February 12, 2016, SilverArrow filed an amended preliminary proxy statement in respect of the Annual Meeting.
On February 16, 2016, the Company filed an amended preliminary proxy statement on Schedule 14A in respect of the Annual Meeting.
On February 17, 2016, the Company filed its definitive proxy statement on Schedule 14A in respect of the Annual Meeting.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
(Item No. 1 on WHITE Proxy Card)
Board of Directors Nominees
Pursuant to the Company’s Certificate of Incorporation, the Board of Directors is divided into three classes, with staggered three-year terms, and not more than one class of directors being elected at any Annual Meeting of Stockholders.
Carl F. Baasel, Daniel J. Smoke and Gary K. Willis, the three Class II directors whose terms will expire at the Annual Meeting, have been nominated by the Board of Directors to stand for re-election as Class II directors to hold office until the 2019 Annual Meeting of Stockholders and until their successors are elected and qualified. Each director nominee has consented to being named in this proxy statement and has agreed to serve if elected. Set forth below is information about the nominees for election as directors. The factual information about each nominee and director has been provided by that person. The particular experience, qualifications, attributes or skills that led our Board of Directors to conclude that each should serve on our Board, in light of our business and structure, was determined by our Board or its Nominating Committee.
Carl F. Baasel, age 74
Mr. Baasel became a member of the Board of Directors in October 2000, following the Company’s acquisition of a majority stake in Carl Baasel Lasertechnik GmbH, a company that Mr. Baasel founded in 1975. Mr. Baasel served as that company’s Managing Director until September 2001, when it was transformed into a limited partnership under the name “Carl Baasel Lasertechnik GmbH & Co. KG”. From September 2001 until June 2008, Mr. Baasel has served as Managing Director of this limited partnership, which is a fully owned subsidiary of the Company. Mr. Baasel holds a Master’s Degree in Physics from the Technical University of Munich.
Director Qualifications:
Mr. Baasel’s qualifications to serve on the Board of Directors include his exceptional knowledge of the industrial laser business since 1975. He provides beneficial managerial experience, as well as extensive educational training.
Daniel J. Smoke, age 66
Mr. Smoke has been a member of the Board of Directors since August 2003. Mr. Smoke was CFO for both public and privately held manufacturing companies during a career spanning 40 years. He began his career with Ford Motor Company spending nearly 15 years in the automotive industry with Ford, White Motor Corporation and General Battery Corporation. From 1986 to 1994 Mr. Smoke was at Eagle Industries, Inc. (a diversified manufacturing holding company), where he held both financial and operating management positions including VP Finance and Division President. From 1995-1996 Mr. Smoke was CFO of Folger Adam Company. He was CFO of Bucyrus International, Inc. from 1996 to 1999. From 1999 to 2004 Mr. Smoke operated a consulting business and since that time has been CFO for several private equity “portfolio companies” including Marco Wood Products (2004-2005), BR Lee Industries (2005-2006), Truck Bodies and Equipment International (2006-2007), and JAC Products, Inc. (2010-2011). Mr. Smoke has a Bachelor of Arts Degree in Business Administration from Washington State University, a Master of Science Degree in Accounting from California State University, and earned a CPA certificate in 2003. Mr. Smoke is a member of the Company’s Audit, Compensation, and Nominating Committees, serving as Chairman of the Audit Committee.
Director Qualifications:
Mr. Smoke provides our Board of Directors with substantial managerial, financial and operational experience within a wide variety of multinational companies. Importantly, he possesses a high level of financial literacy having served as CFO at numerous public and private companies.

Gary K. Willis, age 70
Mr. Willis has been a member of the Board of Directors since September 1996. Until his retirement from Zygo Corporation (“Zygo”), a manufacturer of ultra-high precision measurement solutions, in November 2000, Mr. Willis served as its Chairman of the Board of Directors from 1998 to 2000, President in 1992 and Chief Executive Officer from 1993 to 1999. Mr. Willis rejoined Zygo as a director in June 2009 and continued to serve as a director of the company until it was sold in June 2014. In October 2013, Mr. Willis agreed to become interim President and Chief Executive Officer of Zygo and served in that role until its sale in June 2014. Prior to joining Zygo in 1992, Mr. Willis was Chairman, President, and Chief Executive Officer of The Foxboro Company. Mr. Willis also serves as a director of Plug Power Inc., and Middlesex Health Services, Inc. Mr. Willis served as a director of Benthos Corporation until 2006, and Vion Pharmaceuticals Inc. until 2010. Mr. Willis has a Bachelor of Science Degree in Mechanical Engineering from Worcester Polytechnic Institute. Mr. Willis is a member of the Company’s Audit, Compensation, and Nominating Committees, serving as Chairman of the Compensation Committee.
Director Qualifications:
Mr. Willis brings to our Board of Directors significant operational and financial experience and industry knowledge as the former President and Chief Executive Officer of Zygo. Our Board of Directors also benefits from Mr. Willis’ experience serving on the board of directors and committees of other public companies, including those in the technology field.
The three (3) nominees receiving the highest number of affirmative votes will be elected as Class II directors of the Company.
Recommendation of the Board of Directors Concerning the Election of Directors:
The Board of Directors of the Company recommends a vote “FOR” Carl F. Baasel, Daniel J. Smoke and Gary K. Willis as Class II directors to hold office until the 2019 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Proxies received by the Board of Directors will be so voted unless stockholders specify a contrary choice in their proxy.
It is intended that WHITE proxy cards will be voted for the three nominees set forth above. The Board unanimously recommends using the enclosed WHITE proxy card to vote FOR each of the Board’s three nominees for director. SilverArrow has notified the Company of SilverArrow’s intent to nominate its slate of three nominees for election as directors at the Annual Meeting. Our Board does not endorse any SilverArrow nominees and unanimously recommends that you disregard any green proxy card that may be sent to you by SilverArrow. Voting to “withhold” with respect to any of SilverArrow’s nominees on its proxy card is not the same as voting “for” our Board’s nominees, because a vote to “withhold” with respect to any of SilverArrow’s nominees on its proxy card will revoke any previous proxy submitted by you. If you have already voted using a green proxy card sent to you by SilverArrow, you have every right to change it and we urge you to revoke that proxy by voting in favor of our Board’s nominees by using the enclosed WHITE proxy card. Only the latest validly executed proxy card that you submit will be counted.
If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor assisting us with the Annual Meeting, Georgeson Inc. by telephone at (800) 509-0976 (toll-free) or (781) 575-2137 (direct) or by email at Rofin@georgeson.com.
The persons named as proxies intend to vote the proxies “FOR” the election of each of the Board’s three nominees unless you indicate on the WHITE proxy card a vote to “WITHHOLD” your vote with respect to any of the nominees. It is expected that all of the Company’s candidates for Board membership will be able to serve. However, if before the election one or more nominees are unable to serve or for good cause will not serve, the proxy holders will vote the proxies for the remaining nominee(s) and for substitute nominee(s) chosen by the Board unless it reduces the number of directors to be elected. If any substitute nominee(s) are designated, we will file an amended proxy statement that, as applicable, identifies the substitute nominee(s), discloses that such nominee(s) have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominee(s) required by the rules of the SEC.

Annex A sets forth information relating to our directors (which include all three of our director nominees) and certain of our officers and employees who are considered “participants” in our solicitation under the rules of the SEC by reason of their position as directors of the Company, as nominees for directors or because they may be soliciting proxies on our behalf.
Continuing Directors
Existing Class III Directors Whose Terms Expire in 2017
Stephen D. Fantone, age 62
Dr. Fantone has been a member of the Board of Directors since October 2005. Dr. Fantone is the President and Chief Executive Officer of Optikos Corporation, an optical engineering company, and is a Senior Lecturer at the Massachusetts Institute of Technology. Dr. Fantone served as a director, since March 1995, and Chairman of the Board of Directors, since January 1997, of Benthos Inc., until it was sold in January 2006. Dr. Fantone was a director at Zygo Corporation from June 2009 until its sale in June 2014. Dr. Fantone has received Bachelor of Science Degrees in Electrical Engineering and Management from M.I.T. and a Ph.D. in Optics from the Institute of Optics at the University of Rochester. Dr. Fantone is a member of the Company’s Audit, Compensation, and Nominating Committees, serving as Chairman of the Nominating Committee.
Director Qualifications:
Dr. Fantone’s qualifications include his current and past Board of Directors experiences, extensive managerial experience and a strong educational and technical background in the fields of optics and lasers.
Peter Wirth, age 69
Dr. Wirth has served as Non-Executive Chairman of the Board of Directors of the Company from September 2009 until the present, and as Executive Chairman of the Board of Directors from September 1996 until September 2009. Dr. Wirth was previously the Chief Executive Officer and President of the Company from September 1996 until May 2005. He has also served as General Manager of Rofin-Sinar Laser GmbH (“RSL”) from October 1994 until September 2009. From 1991 until October 1994, Dr. Wirth was President of Rofin-Sinar Inc. He joined RSL in 1979 as Sales Manager for industrial lasers, and became Director, Sales and Marketing in 1983. He holds a Master’s Degree and a Ph.D. in Physics from the Technical University in Munich, Germany.
Director Qualifications:
Dr. Wirth brings extensive knowledge and historical information for our business since he has been with the Company since 1979. The Board benefits from his managerial experience, and vast educational background.
Existing Class I Directors Whose Terms Expire in 2018
Jenifer Bunis, age 51
Ms. Bunis has been a member of the Board of Directors since December 2015. Ms. Bunis spent 20 years at Synrad, Inc., a well-known designer and manufacturer of laser technology, where she held a variety of positions covering many facets of the business, including sales and marketing, operations and business development. For over 14 years, she served as Executive Vice President overseeing the production, purchasing and materials management, as well as managing major OEM accounts. Most recently, Ms. Bunis served as Vice President of Business Development for Laser Mechanisms, Inc., where she was responsible for identifying and developing new strategic partners to increase the company’s brand recognition. Ms. Bunis graduated Phi Beta Kappa from the University of Rochester with a Bachelor of Science in Optics.
Director Qualifications:
Ms. Bunis’ has a strong industry and business history. Ms. Bunis’ expertise in business development, strategic partnerships, and acquisitions provides valuable insight as Rofin executes its strategic plan to further grow revenues, control costs, and improve gross margin.

Thomas Merk, age 53
Thomas Merk has been Chief Executive Officer and President of the Company since July 1, 2015 and a member of the Board of Directors since July 1, 2015. Mr. Merk was previously the Chief Operating Officer of the Rofin Micro Business since December 2005, the Rofin Marking Business since July 2006, and a Managing Director of Carl Baasel Lasertechnik GmbH & Co. KG. since May 2000. He started his career in 1989 at Boehringer Werkzeugmaschinen Vertriebs GmbH, a machine tool company, and remained there until 2000, most recently serving as managing director. Mr. Merk holds a Master’s Degree in mechanical engineering from the Technical University of Stuttgart, Germany.
Director Qualifications:
Mr. Merk’s qualifications to serve on the Board of Directors include his high level of operational and managerial experience. He also has extensive knowledge of our Company’s business, products, strategies, and technology.
Ralph E. Reins, age 75
Mr. Reins has been a member of the Board of Directors since September 1996. Mr. Reins was a Director of Group Dekko until June 2009 and of Weirton Steel until December 12, 2002. He was Chief Executive Officer of Qualitor Inc. from May 1999 until July 2002 and remained as Chairman of Qualitor Inc. until it was sold in December 2004. Mr. Reins has served in a multitude of executive and operational capacities including President and Chief Executive Officer of AP Parts International, Inc. from 1995 to 1997; President and Chief Executive Officer of Envirotest Systems Corp. in 1995; President of Allied Signal Automotive from 1991 through 1994; and President of United Technologies Automotive from 1990 to 1991. He was Chairman, Chief Executive Officer, President and Chief Operating Officer of Mack Truck from 1989 to 1990 and President and Chief Executive Officer of ITT Automotive from 1985 to 1989. Mr. Reins received a Bachelor of Science in Industrial/Operations Engineering from the University of Michigan. Mr. Reins is a member of the Company’s Audit, Compensation, and Nominating Committees. In 2013, Mr. Reins was elected as our Lead Independent Director.
Director Qualifications:
Mr. Reins has a strong industry and business history having served on the Board of Directors of multiple companies. Mr. Reins has served as Chief Executive Officer of several companies, which provides Rofin with powerful business and managerial experience.

DIRECTOR INDEPENDENCE AND CORPORATE GOVERNANCE
Director Independence
We believe that the Company benefits from having a strong and independent Board of Directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company that would affect his or her exercise of independent judgment. On an annual basis, the Board reviews the independence of all directors under guidelines established by NASDAQ and in light of each director’s affiliations with the Company and members of management. This review considers all known relevant facts and circumstances in making an independence determination. Based on this review, the Board has made an affirmative determination that all directors, other than Dr. Wirth, and Messrs. Merk and Baasel, are independent. Mr. Merk was determined to lack independence due to his status as the Company’s President and Chief Executive Officer (“CEO”). Dr. Wirth and Mr. Baasel lack independence due to their previously held positions within the Company as noted on pages 11 and 13 and, in the case of Mr. Baasel due to certain rental payments he receives from the Company as noted in the section entitled “Certain Relationships and Related Transactions” on page 45 of this proxy statement.
Audit Committee Financial Expert
The Board of Directors has determined that Daniel J. Smoke, Chairman of the Audit Committee, qualifies as an “audit committee financial expert” as such term is defined in the applicable Securities and Exchange Commission Audit Committee rules and that he has the requisite level of financial sophistication required under the listing standards of NASDAQ.
Code of Business Conduct and Ethics
The Board of Directors and the Company are committed to good corporate governance practices. The Company’s Code of Business Conduct and Ethics requires management, including the Company’s CEO, Chief Financial Officer and Controller, and employees to abide by high standards of business conduct and ethics. The Code of Business Conduct and Ethics is available in the Investors Relations section of the Company’s web site at www.rofin.com.
Executive Sessions of Non-Management Directors
Executive sessions of non-management directors (consisting of all independent directors) are regularly scheduled and held at each meeting of the Board of Directors.
Stockholder Communications with the Board
Any stockholder who wishes to send any communications to the Board, a particular committee of the Board or a particular director should also deliver such communications to the Secretary of the Company at 40984 Concept Drive, Plymouth, MI 48170. The Secretary is responsible for determining, in consultation with other officers of the Company, counsel, and other advisers as appropriate, which stockholder communications will be relayed to the Board.
Risk Oversight Process
Our Board of Directors has the primary responsibility for risk oversight of the Company as a whole. However, the Board has delegated primary oversight responsibility to the Audit Committee. The Audit Committee is responsible for overseeing risks associated with financial and accounting matters, including compliance with all legal and regulatory requirements and internal control over financial reporting. In addition, the Audit Committee has oversight responsibility for the Company’s overall business risk management process, which includes the identification, assessment, mitigation and monitoring of key business risks on a company-wide basis. On at least an annual basis the Audit Committee reviews the key business process risks and controls of the Company, and approves the internal audit control testing plan. On a quarterly basis, the internal audit department reports the progress of the annual control testing to the Audit Committee. At the year-end meeting, the Company’s internal audit department and the external auditors report their respective findings to the Audit Committee. Any significant findings are followed up on and corrected under the direction of the Audit Committee or Executive Management. The Board believes that the current leadership structure of the Board supports effective oversight of the Company’s risk management processes described above by providing independent leadership at the Board committee level, with ultimate oversight by the full Board as led by the Chairman, and the President and CEO.
BOARD OF DIRECTORS AND COMMITTEES
During the fiscal year ended September 30, 2015, the Board of Directors held twenty meetings. All directors attended at least 75% of the meetings of the Board of Directors and meetings of the committees of which they are members. To conduct its business, the Board maintains three standing committees: an Audit Committee, a Compensation Committee, and a Nominating Committee. In addition, from time-to-time, the Board may determine that it is appropriate to form an additional committee or committees of the Board to address a particular matter or matters not specific to, or determined to be appropriate for, one of its standing committees. All committees report on their activities to the Board.
We do not have a formal policy regarding attendance by directors at annual meetings. However, our directors are expected to attend board meetings, our Annual Meeting of Stockholders and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. All directors who were on the Board at the time of the last Annual Meeting of Stockholders attended the meeting, with two directors attending remotely by telephone.
The role of Chairman of the Board is currently held by Dr. Peter Wirth, while the role of Chief Executive Officer is held by Thomas Merk. We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for Board of Directors meetings and presides over meetings of the full Board of Directors and executive sessions of the Board of Directors. Our Chief Executive Officer serves on our Board of Directors, which we believe helps the Chief Executive Officer serve as a bridge between management and the Board of Directors, helping to ensure that both groups act with a common purpose. We believe that the Chief Executive Officer’s presence on the Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors.
LEAD INDEPENDENT DIRECTOR
The Lead Independent Director is elected annually by the independent members of the Board of Directors and is responsible for coordinating the activities of the independent directors and is expected to perform such other duties and responsibilities as the Board may determine. Mr. Ralph Reins has been elected to serve in the role of Lead Independent Director.
The specific responsibilities of the Lead Independent Director are:
•
Act as the principal liaison between the independent directors of the Board and the Chairman of the Board;

•
Develop the agenda for and preside at executive sessions of the Board’s independent directors;

•
Coordinate with the Chairman of the Board as to an appropriate schedule for Board meetings, seeking to ensure that the independent directors can perform their duties responsibly, taking into account the cycle of Company operations and activities;

•
Collaborate with the Chairman of the Board on the agenda for Board meetings and the need for any special meetings of the Board;

•
Coordinate, as appropriate, with various chairs of Board Committees, the agenda for the respective Board Committee meetings;

•
Call meetings, as deemed necessary or appropriate, of the independent directors;

•
Advise the Chairman of the Board as to the quality, quantity and timeliness of the information submitted by the Company’s management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties, and together with the Chairman of the Board approve all information sent to the Board;
•
Recommend to the Board the retention of any advisors and consultants who would report directly to the Board;

•
Together with the chair of the Nominating Committee, initiate the search for and interview all Board candidates, and make recommendations to the Nominating Committee;

•
Recommend to the Nominating Committee, together with the chair of the Committee, the membership of the various Board Committees, as well as the selection of Committee chairs;

•
Assist the Board and Company officers in better ensuring compliance with and implementation of the Company’s corporate governance guidelines;

•
Oversee, together with the chair of the Company’s Compensation Committee, the Board’s annual assessment of the performance of the Chief Executive Officer,

•
Be available to liaise with, and insure consistency in communications to stockholders; and

•
Perform such other duties as the Board may from time to time delegate.

BOARD COMMITTEES
Audit Committee
The Audit Committee’s responsibilities include recommending an independent registered public accounting firm to the Board of Directors, reviewing the proposed scope of such audit, approving the audit fees, overseeing and evaluating the performance of the independent registered public accounting firm, overseeing the accounting and financial reporting policies and internal control systems of the Company, reviewing and approving transactions between the Company and its directors, officers and affiliates, considering whether the provision by the external auditors of services related to the annual audit and quarterly reviews is consistent with maintaining the auditors’ independence, and reviewing annually the adequacy of the Audit Committee Charter. The Board of Directors has adopted a written Charter for the Audit Committee. A copy of the Audit Committee Charter is available in the Investor Relations section of the Company’s website at www.rofin.com.
During fiscal year 2015, the members of the Audit Committee were Messrs. Reins, Smoke and Willis and Dr. Fantone. Mr. Smoke has been identified as an “audit committee financial expert” under applicable Securities and Exchange Commission (“SEC”) audit committee rules. All members of the Audit Committee are independent directors within the meaning of Rule 5605(a)(2)of the NASDAQ Marketplace Rules. During fiscal year 2015, Mr. Smoke was Chairman of the Audit Committee. In fiscal year 2015, the Audit Committee held four meetings.
The Nominating Committee
The Nominating Committee is responsible for assisting the Board by actively identifying individuals qualified to become Board members and recommending to the Board of Directors nominees for election at the next annual meeting of stockholders. The Nominating Committee has two primary methods for identifying candidates (other than those proposed by the Company’s stockholders, as discussed below). First, on a periodic basis, the Nominating Committee solicits ideas for possible candidates from a number of sources including members of the Board; senior level Company executives; individuals personally known to the members of the Board; and research. Second, the Nominating Committee may from time to time use its authority under its charter to retain, at the Company’s expense, one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). The Nominating Committee will also consider nominees recommended by stockholders. Stockholders wishing to submit nominations should notify the Company at its principal offices (Attention: Cindy Denis, Secretary, 40984 Concept Drive, Plymouth, MI 48170) of their intent to do so. To be considered by the Nominating Committee, nominations must be received on or before the deadline for receipt of stockholder proposals. See “Deadline for Submission of Stockholder Proposals for 2017 Annual Meeting” on page 49 of this proxy statement. Any candidate submitted by a stockholder must meet the definition of an “independent director” under NASDAQ rules.
The Nominating Committee will consider all candidates identified through the processes described above, and will evaluate each of them, including incumbents, based on the same criteria. Once the nominee has been contacted and accepts to be considered as a nominee, the Nominating Committee reviews and analyzes the nominee’s resume, credentials, qualifications and characteristics to serve on the Board, and the expertise the nominee would offer the Board of Directors and the Company. While the Nominating Committee does not have a formal policy with respect to diversity, the Board and the Committee believe that it is essential that Board members represent diverse business backgrounds, experience, talents, and perspectives. In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials. Director nominees are selected based on, among other things, their ability to represent the best interests of the Company’s stockholders and not just one particular constituency; demonstrated sound business judgment and an inquiring mind; expertise that adds to the composition of the Board; professional experience, education, and their interest in, and capacity for understanding the complexities of, the operation of the Company; personal and professional character and actions appropriate for a Board member and the reputation of the Company; and their being prepared to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee of which he or she is a member. These individuals can bring considerable experience to the impartial oversight of the Company’s operations. The Board of Directors has adopted a written Charter for the Nominating Committee. A copy of the Nominating Committee Charter is available in the Investor Relations section of the Company’s website at www.rofin.com.
The members of the Nominating Committee, during fiscal year 2015, were Dr. Fantone and Messrs. Reins, Smoke and Willis, each of whom is an independent director within the meaning of Rule 5605(a)(2) of the NASDAQ Marketplace Rules. Messrs. Reins, Willis, and Smoke and Dr. Fantone are not employees of the Company. During fiscal year 2015, Dr. Fantone was Chairman of the Nominating Committee. In fiscal year 2015, the Nominating Committee held nine meetings.
The Compensation Committee
The Compensation Committee is responsible for providing a general review of the Company’s compensation and benefit plans and ensuring that they meet financial and strategic objectives.
The responsibilities of the Compensation Committee also include administering the Annual Incentive Plan and the 2007 Incentive Stock Plan and 2015 Incentive Stock Plan (all of which are described below), including selecting the officers and salaried employees to whom awards will be granted and making such awards. The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the Compensation Committee Charter is available in the Investor Relations section of the Company’s website at www.rofin.com. The members of the Compensation Committee are Messrs. Reins, Willis, and Smoke and Dr. Fantone, each of whom is an independent director within the meaning of Exchange Act Rule 10C-1(b)(1) and Rules 5605(a)(2) and 5605(d)(2) of the NASDAQ Marketplace Rules. During fiscal year 2015, Mr. Willis was Chairman of the Compensation Committee. In fiscal year 2015, the Compensation Committee held ten meetings.
Compensation Committee Matters
Scope of Authority
The Compensation Committee acts on behalf of the Board of Directors of the Company and, by extension, the stockholders to establish the compensation of executive officers of the Company and provides oversight of the Company’s global compensation philosophy. The Compensation Committee also acts as the oversight committee with respect to our 2015 Incentive Stock Plan (including all amendments to the Plan) discussed below covering Named Executive Officers (“NEOs”) and other employees. In general, the Committee may rely on recommendations from the Chief Executive Officer regarding participant selection and award determination. However, the Compensation Committee makes final determinations regarding any compensation decisions.

The Compensation Committee has the sole discretion to retain or obtain the advice of a compensation consultant, legal counsel or other adviser (each a “Compensation Adviser”), and the direct responsibility for the appointment, compensation and oversight of the work of any Compensation Adviser it retains. Additionally, the Compensation Committee’s charter requires the Committee to take into account the following six factors before hiring any Compensation Adviser:
•
the provision of other services to the Company or its subsidiaries by the person that employs the Compensation Adviser;

•
the amount of fees received from the Company or its subsidiaries by the person that employs the Compensation Adviser, as a percentage of the total revenue of the person that employs the Compensation Adviser;

•
the policies and procedures of the person that employs the Compensation Adviser that are designed to prevent conflicts of interest;

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any business or personal relationship of the Compensation Adviser with a member of the Committee;

•
any stock of the Company owned by the Compensation Adviser; and

•
any business or personal relationship of the Compensation Adviser or the person employing the Compensation Adviser with an executive officer of the Company.

The Committee’s Processes
The Compensation Committee has established a number of processes to assist it in ensuring that the Company’s executive compensation program is achieving its objectives. Among those are:
•
Meetings. The Compensation Committee meets several times each year. Compensation Committee agendas are established in consultation with the Committee Chair. The Compensation Committee also meets in executive session following regular meetings, as deemed appropriate.

•
Assessment of Company Performance. The Compensation Committee uses Company performance measures in establishing total compensation ranges. The Compensation Committee considers various measures of Company performance, including revenues or net income.

•
Assessment of Individual Performance. Individual performance has a strong impact on the compensation of employees, including the NEOs. During the course of each year, the Compensation Committee meets with the Chief Executive Officer to review recommendations on changes, if any, in base salary of each NEO (other than the Chief Executive Officer).

•
Stockholder Advisory Votes. The Committee considers the results of the most recent advisory vote of the stockholders on executive compensation in making compensation determinations and recommendations. However, the Committee is not bound by the results of an advisory vote.

•
Consideration of Compensation Arrangements and their Relationship to the Encouragement of Risk-Taking Behavior. The Committee reviews the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking. The Committees reviews and discusses at least annually the relationships between risk management policies and practices and compensation, and evaluates compensation policies and practices that could mitigate any such risk.

Compensation Committee Interlocks And Insider Participation
Messrs. Willis, Reins and Smoke and Dr. Fantone are the members of the Compensation Committee of the Board of Directors of the Company. None of such individuals is an officer of the Company. There are no compensation committee interlocks involving executive officers of the Company.

PROPOSAL NO. 2
ADVISORY VOTE REGARDING REPEAL OF CLASSIFIED BOARD
(Item No. 2 on WHITE Proxy Card)
Background of Proposal
Our Certificate of Incorporation currently provides that the Board of Directors shall be divided into three classes, with members of each class of directors serving a three-year term. The classification of the Board of Directors results in staggered elections, with each class of directors standing for election every third year. Any additional director of any class elected to fill a newly created Board seat or a vacancy in that class holds office for a term that coincides with the remaining term of that class.
As part of its ongoing review of corporate governance matters, the Board of Directors, assisted by the Nominating Committee, considered the advantages and disadvantages of maintaining the classified board structure, including the view of some stockholders who believe that classified boards have the effect of reducing the accountability of directors to stockholders because stockholders are unable to evaluate and elect all directors on an annual basis.
Since the Company went public in 1996, its Certificate of Incorporation has required that directors be elected for three-year terms and that approximately one-third of the board seats are up for election every year. The Board believes that this classified board structure has contributed to the Company’s long-term operational success. This proposal offers stockholders the opportunity to decide whether to amend the Certificate of Incorporation to change that well-established structure and replace it with annual elections, i.e., to declassify the board. As further explained below, the Board is making no recommendation as to voting “for” or “against” the amendment, but each director has advised the Company that as a stockholder he or she intends to vote against the proposal.
The Board of Directors has studied the potential benefits and harms of declassification from time to time over the past several years, including various studies of companies with classified boards. In this review, the Board of Directors has considered the benefits of retaining the classified board structure, which has a long history in corporate law. A classified structure provides continuity and stability in the management of the business and affairs of the Company because a majority of directors always have prior experience as directors of the Company. In addition, a classified board is believed to enhance shareholder value by forcing an entity seeking control of the Company to initiate discussions at arm’s-length with the Board, because the entity cannot replace the entire board in a single election. The Board of Directors also considered that even without a classified board, the Company has defenses that work together to discourage a would-be acquirer from proceeding with a proposal that undervalues the company and to assist the Board of Directors in responding to such proposals. These defenses include other provisions of our Certificate of Incorporation and By-laws, as well as certain provisions of Delaware corporation law.
The Board’s review also has explored the rationales sometimes provided against a classified Board, such as the possibility that a company with a classified board might be less accountable to stockholders; have a lower company valuation; return lower gains to stockholders in the event of a takeover; engage in value-decreasing acquisitions; have lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to company performance; or have a higher takeover premium, but with a lower likelihood of an acquisition occurring. While reviewing these rationales over the years, and recognizing that the findings may be relevant for many companies, the Board has noted its belief of the lack of relevance to the Company’s experiences and the gap between those adverse possibilities and the positive experiences of our stockholders.
The Board likewise recognizes that the classified structure could delay the success of an acquisition proposal that has broad stockholder support, but is opposed by the Board; or that there may be situations where the Board and some stockholders do not agree about what a full and fair acquisition proposal might be. The Board believes, however, that the risk of any value loss through a delay in a transaction is small in comparison to the protection that the structure provides against abusive or improvident tactics.
In addition, the Board believes that a significant benefit associated with a classified board structure is that it serves as a safeguard against short-term stockholders agitating for changes inconsistent with a long-term value creation.

The Board is submitting this proposal to the stockholders without a recommendation either in favor of or opposed to the proposal. The Board believes that the Company’s stockholders are in the best position to analyze the advantages and disadvantages of a classified board structure voting requirement for the Company and to make an independent determination about the best governance approach for the Company.
Required Vote
This is an advisory vote and not a vote on an amendment to the Certificate of Incorporation or the By-laws. However, if a majority of votes cast are in favor of this Proposal No. 2, at the 2017 Annual Meeting of Stockholders, the Board will present to the Company’s stockholders amendments to the Certificate of Incorporation and the By-laws to repeal the classified Board. The vote of the Company’s stockholders at the 2017 Annual Meeting of Stockholders would be subject to the voting standards in the Company’s then-existing Certificate of Incorporation and By-laws, which as of now, would be the affirmative vote of the holders of at least 80% of the voting power of all shares of the Company’s capital stock. If such proposal receives the requisite number of votes to effect such action at the 2017 Annual Meeting of Stockholders, the declassification of our Board would be phased in commencing with the 2018 Annual Meeting of Stockholders, and would result in the majority of our Board being up for election at the 2019 Annual Meeting of Stockholders, and the Board being fully declassified (and all directors standing for annual elections) commencing at the 2020 Annual Meeting of Stockholders. To comply with Delaware law, the amendment to our Certificate of Incorporation would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendment (including directors elected at the 2017 Annual Meeting of Stockholders). If this Proposal No. 2 does not receive a majority of votes cast, the Board will continue its practice of studying the topic from time to time.

PROPOSAL NO. 3
ADVISORY VOTE REGARDING WHETHER THE BOARD SHOULD ELIMINATE CERTAIN SUPERMAJORITY VOTING PROVISIONS IN THE CHARTER AND BY-LAWS
(Item No. 3 on WHITE Proxy Card)
Background of Proposal
Currently, the Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of all then-outstanding shares of the Company’s capital stock: (i) for the stockholders to adopt, amend or repeal any provision of the By-laws; (ii) to remove, for cause, a director or the entire Board; and (iii) to amend or repeal provisions in the Certificate of Incorporation relating to (a) preferred stock, (b) amendments to the By-laws, (c) the classified structure of the Board, (d) the requirement and procedures for a stockholder to provide advance notice to the Company of nominations of directors, (e) the stockholders’ ability to remove, for cause, a director or the entire Board, with the affirmative vote of the holders of at least 80% of the voting power of all then-outstanding shares of the Company’s capital stock, (f) the stockholders’ ability to take action by written consent in lieu of a meeting of stockholders only with the consent of the holders of 100% of the outstanding shares of the Company’s capital stock, and (g) the calling of special meetings of stockholders. The By-laws require the affirmative vote of the holders of at least 80% of the voting power of all then-outstanding shares of the Company’s capital stock for stockholders to adopt, amend or repeal any provision of the By-laws (collectively, the “Supermajority Voting Provisions”).
As with many public companies, the current supermajority voting requirements for amendments to our Certificate of Incorporation and By-laws were originally implemented when we became a public company in 1996 to facilitate corporate governance stability by requiring broad stockholder consensus to effect changes, and in the process help protect minority stockholder interests.
In recent years, stockholders of many public companies have requested the complete elimination of the supermajority voting standard for stockholder actions, and a number of companies have effected such changes. Our Board of Directors continues to believe that supermajority voting provisions broadly protect the interests of our stockholders. With that said, our Board of Directors recognizes that the 80% voting thresholds for certain amendments to our Certificate of Incorporation, or for changes to By-laws initiated by stockholders, are high and appear to be increasingly disfavored for public companies as they pose a challenging threshold for stockholders to reach to effect certain changes and participate in certain company decisions provided for under state corporate law.
For this reason, the Board determined that an evaluation of an elimination of the supermajority thresholds for amendments was warranted and would be consistent with the Board’s commitment to strong governance practices. The Board is submitting this proposal to the stockholders without a recommendation either in favor of or opposed to the proposal, but each director has advised the Company that as a stockholder he or she intends to vote against the proposal. The Board believes that the Company’s stockholders are in the best position to analyze the advantages and disadvantages of supermajority voting requirement for the Company and to make an independent determination about the best governance approach for the Company.
Required Vote
This is an advisory vote and not a vote on an amendment to the Certificate of Incorporation or By-laws. However, if a majority of votes cast are in favor of this Proposal No. 3, at the 2017 Annual Meeting of Stockholders, the Board will present to the Company’s stockholders amendments to the Certificate of Incorporation and the By-laws to eliminate any Supermajority Voting Provision in the Certificate of Incorporation and the By-laws. The vote of the Company’s stockholders at the 2017 Annual Meeting would be subject to the voting standards in the Company’s then-existing Certificate of Incorporation and By-laws, which as of now, would be the affirmative vote of the holders of at least 80% of the voting power of all shares of the Company’s capital stock. If this Proposal No. 3 does not receive a majority of votes cast, the Board will continue its practice of studying the effect of supermajority voting provisions.

EXECUTIVE OFFICERS
Our executive officers and their respective positions as of the record date are listed below. Biographical information regarding each executive officer who is not also a director, as is the case with Mr. Merk as discussed on page 14 of this proxy statement, is set forth below.
Ingrid Mittelstaedt, age 51
Chief Financial Officer, Executive Vice President, Finance and Administration, and Treasurer
Ingrid Mittelstaedt has been Chief Financial Officer, Executive Vice President, Finance and Administration, and Treasurer since December 2005. From 1997 until December 2005, she was Head of Corporate Controlling for the Company and Head of Finance and Administration of RSL. Before joining the Company, Ms. Mittelstaedt was a Supervising Senior with KPMG in Germany. She holds a Master’s Degree in Economic Sciences from the University of Buenos Aires and is an Argentinean certified public accountant.
Louis Molnar, age 62
Chief Operating Officer - North America
Louis Molnar has been Chief Operating Officer of the Rofin North American Business since July 2015. Previously, Mr. Molnar had been Chief Operating Officer of the Rofin Macro Business since December 2005. He also serves as President of Rofin-Sinar Inc., a wholly-owned subsidiary of the Company, located in Plymouth, Michigan, since August 2000 and President of Rofin-Baasel Inc., a wholly-owned subsidiary of the Company in Devens, Massachusetts since July 2003. Mr. Molnar served as President and Chief Operational Officer of GALCO Industrial Electronics, a company offering electrical and electronic control products, from July 1997 until August 2000. Prior to that date, Mr. Molnar served as Director for FANUC Robotics, where he was responsible for the entire business infrastructure and operations, as well as all engineering functions, for the automotive components and general industries markets. Mr. Molnar holds a Bachelor of Science Degree in Electrical Engineering from Oakland University and a Master’s Degree in Business Administration from Michigan State University.
Ulrich Hefter, age 63
Chief Technical Officer
Ulrich Hefter has been Chief Technical Officer of the Company since March 2006. He has been Chief Technical Director of RSL since April 2001. Dr. Hefter graduated in Physics at the University of Kaiserslautern in 1981, where he worked as a Junior Scientist from 1983 onwards, after a two year stay at the University of Colorado. In 1984 he started his career as Research Manager for Laser-Optronic, a company which developed, manufactured and sold laser marking systems. In 1987 he also became responsible for the Engineering Department at Laser-Optronic. Laser-Optronic has been part of the Marking Division of RSL since 1989.
Martin Seifert, age 56
Chief Operating Officer Defense
Martin Seifert has been Chief Operating Officer of the Company’s Defense Business since April 2015. He also serves as President of Nufern, a wholly-owned subsidiary of the Company, located in Hartford, Connecticut. Prior to Nufern, Mr. Seifert was President and GM of Lucent Specialty Fibers, after his successful involvement in the turnaround of the SpecTran specialty optical fiber manufacturing company and its subsequent sale to Lucent. In the early 90s Mr. Seifert started and managed a successful combined hardware and software business at Rockwell where he was also involved with merger, acquisition, and divestiture activities. Prior to that, Mr. Seifert was Chief Operating Officer of Schweitzer Engineering Labs, and manager of the specialized global high tech drives and control system service provider organization within Bucyrus-Erie. Mr. Seifert holds a B.S. degree from the University of British Columbia.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
For the fiscal year ended September 30, 2015, which we refer to as “fiscal year 2015”, our NEOs were:
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Mr. Thomas Merk, our President and Chief Executive Officer, effective July 1, 2015

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Mr. Gunther Braun, our former President and Chief Executive Officer, who was succeeded by Mr. Merk effective July 1, 2015

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Ms. Ingrid Mittelstaedt, our Chief Financial Officer and Executive Vice President of Finance and Administration

•
Mr. Louis Molnar, our Chief Operating Officer - North America Business

•
Dr. Ulrich Hefter, our Chief Technical Officer

•
Mr. Martin Seifert, our Chief Operating Officer - Defense Business

Following this “Compensation Discussion and Analysis”, you will find a series of tables containing specific information about the compensation earned, awarded or paid during fiscal year 2015. Please refer to those tables when considering the discussion below.
Executive Summary
In determining fiscal year 2015 compensation for our senior executives, the Compensation Committee of the Board, comprised solely of independent directors, considered the operating plans and targets established by management for the fiscal year, the actual performance of the Company during that period, and the external market conditions of the Company’s served markets. The Compensation Committee seeks to compensate our NEOs (and other key employees) in a way that would enable us to retain them as our senior management team through the challenges and appropriately recognize their individual contributions to the Company performance, consistent with our overall business objectives and our stockholders’ best interests.
In March 2015, we held a stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders approved the compensation of our named executive officers, with approximately 94% of stockholder votes cast in favor of our 2015 say-on-pay resolution. As we evaluated our compensation practices and talent needs throughout 2015, we were mindful of the strong support our stockholders expressed for our pay for performance compensation philosophy. As a result, the Committee decided to retain our general approach to executive compensation, with an emphasis on short- and long-term incentive compensation that rewards our most senior executives when they deliver value for our stockholders. In addition, when determining how often to hold a stockholder advisory vote on executive compensation, the Board took into account the strong preference for an annual vote expressed by our stockholders at our 2011 Annual Meeting. Accordingly, the Board determined that we will hold an annual advisory stockholder vote on the compensation of our named executive officers until the next say-on-pay frequency vote.
In making its compensation decisions for fiscal year 2015, the Compensation Committee paid particular attention to the following areas of achievement:
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Market share gains in the fiber and ultra-short pulse laser markets;

•
Cost reduction achievement in fiber lasers; and

•
Company-wide initiatives to increase productivity and reduce expenses.

The Compensation Committee also took into account the following threshold, target, and maximum level metrics and the performance of the Company as compared to these metrics:
•
Sales: Sales targets were weighted at 30% for the Incentive Plan with the sales target threshold being set at $540 million and maximum set at $600 million. If the Company achieved its target (set at $560 million), the potential payout would be 100%, if the Company achieved its stretch goal (set at $580 million), the potential payout would be 110%, and if the Company achieved its maximum (set at $600 million), the potential payout would be up to 150% of the incentive sales target. The actual net sales for fiscal year 2015 were approximately $519.6 million, a decrease of approximately 2% over fiscal year 2014.
•
Net Income Improvement: Net income targets were weighted at 70% for the Incentive Plan. The 2015 net income threshold was set at $40 million, and the net income maximum was set at $57 million. If the Company achieved its target (set at $44.9 million), the potential payout would be 100%, if the Company achieved its stretch goal (set at $50 million), the potential payout would be 110%, and if the Company achieved its maximum (set at $57 million), the potential payout would be up to 150% of the incentive sales target. The actual net income for fiscal year 2015 was $41.3 million, an increase of approximately 64% over fiscal year 2015.

Consistent with our historical compensation practices, our fiscal year 2015 compensation program featured the following attributes:
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A balanced mix of annual cash and long-term equity incentives that reward our NEOs for current performance and align their compensation with longer term performance and shareholder value creation.

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No NEO severance plans or agreements, and no “golden parachute” agreements with cash payouts for the NEOs conditioned upon a change of control.

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A structure for NEO compensation that attempts to comply with Internal Revenue Code requirements to tax deductibility.

•
Option plan awards were also allocated, pursuant to our option plan, by the Compensation Committee. These awards were principally based on the performance of the NEO and certain other key employees since the Compensation Committee determined that these individuals were instrumental in achieving the Company’s performance in fiscal year 2015.

Compensation Philosophy and Objectives
Our philosophy is to align NEO compensation with our strategic objectives, while providing competitive compensation that enables us to attract and retain top quality executive talent. To that end, the primary objectives of our NEO compensation policy are to:
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Provide compensation in a manner that allows for management to share in the risks and potential rewards of our enterprise growth.

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Maintain the common interest of NEOs and our stockholders in our long-term growth through a focus on stock options.

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Provide incentives for short-term success-oriented operation through our annual cash incentive program.

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Attract and retain individuals with the leadership and technical skills to carry the Company into the future and to grow the business and create long-term shareholder value for our stockholders.

Principal Components of Executive Compensation
The principal components of our executive compensation program are:
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Base salary

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Annual cash incentive plan; and

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Long-term, equity-based incentives

Mix of Compensation Components
NEO compensation is based on our pay-for-performance philosophy, which rewards executive performance that correlates closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. To this end, a substantial portion of our executives’ annual and long-term compensation is at-risk, meaning that the ultimate value of their compensation is largely or entirely dependent on our overall growth and success, thereby aligning their interests with those of our stockholders. We believe that this benefits our Company and stockholders by ensuring that our management team has strong commitment to the health of our entire Company.
Target Pay Philosophy - How We Use Our “Comparator Group”
Our NEO compensation is reviewed against executive compensation at a designated set of publicly-traded companies (which we call our “Comparator Group”). Historically, our Comparator Group was constructed using companies that are reasonably similar to us in terms of their total revenues, manufacturing focus and profitability and for which executive officer positions were comparable to ours in terms of breadth, complexity and scope of responsibilities.
Historically, our Comparator Group included manufacturing companies with an optical, electronics and/or engineering focus having revenues ranging from $400 million to approximately $1.0 billion with return on sales of approximately 10% or higher over a three-year period. The latest NEO compensation comparative analysis was completed in December 2011. Consistent with the approximate historical practice, it is expected that the next NEO compensation comparative analysis will occur in 2016.
In December 2011, the Company hired Radford, an independent third party compensation consulting firm, to assist with the NEO compensation analysis. Radford provided an analysis of data from peer companies’ proxy filings with respect to similarly situated individuals at a Comparator Group of companies and compensation survey sources. The Comparator Group in this analysis included manufacturing companies with a semiconductor and/or capital equipment background having revenues ranging from approximately $200 million to approximately $1.6 billion. The Comparator Group consisted of the following companies: Coherent Inc., Newport Corp., GSI Group, FLIR Systems, Inc., Aeroflex Inc., MTS Systems, Inc., Littlefuse Inc., Altra Holdings Inc., Blount International, Cymer, Electro Scientific Industries, FEI Company, Finisar, II-VI Inc., IPG Photonics, Measurement Specialties, MKS Instruments, NN Inc., and Veeco Instruments. This Comparator Group is consistent with the Comparator Group used in the 2007 NEO compensation analysis. The results of this third party study have shown that the Company’s NEO total compensation is positioned at the 50th percentile of the Comparator Group. This report supports the Company’s NEO compensation packages in comparison to the Comparator Group.
The Compensation Committee retained Radford in November 2012 to provide an update to the executive compensation review conducted in December 2011. This update was intended to present the Compensation Committee with the appropriate facts and data to make decisions regarding executive compensation.
The Compensation Committee retained Radford in fiscal year 2015 to advise the Committee on the appropriate compensation as the Company transitioned to a new Chief Executive Officer, including change of control benefits for Mr. Merk and other NEOs.
The Compensation Committee evaluates the total compensation package of our NEOs against the total compensation package of NEOs in the Comparator Group. The individual components of the total package and the relative size of each component to the total compensation package are used in this consideration, although the Committee does not seek to match any particular percentile among the Comparator Group. Instead, the Committee considers information on our Comparator Group in order to get a general sense of compensation trends in our industry and the appropriateness of our NEO compensation packages. The Compensation Committee relies on proxy statements, executive compensation surveys and other published information for data on current market pay practices and trends.
Components of Executive Compensation for fiscal year 2015
As is our general philosophy, for fiscal year 2015, the Compensation Committee used a three-pronged approach to our executive compensation program: 1) base salary; 2) annual cash incentive plans; and 3) long-term equity-based compensation. We believe that this program balances the mix of cash and equity compensation, and leaves an appropriate portion of each NEOs compensation package “at-risk”. Historically, executive compensation for a particular fiscal year is reviewed and finalized by the Compensation Committee during its first meeting in the then current fiscal year.
Base Salary
The Compensation Committee considers relevant market pay practices when setting executive compensation to ensure our ability to recruit and retain high caliber talent. The Compensation Committee sets base salary levels for executive officers each year based on a number of factors, including the status of the competitive marketplace for such positions, the responsibilities of the position, the experience of the individual, the individual’s performance and contributions to the Company during the past year, and our desire to maintain internal equity in pay structure in relationship to other executives within the Company and against the executive compensation of our Comparator Group. Base salary is the one fixed component of our executives’ total direct compensation, in contrast to incentive compensation, which is based on our performance. The Compensation Committee reviews the base salaries of executive officers annually and whenever an executive is promoted. The Compensation Committee meets with the Chief Executive Officer to review recommendations on changes, if any, in base salary of each NEO (other than the Chief Executive Officer).
The Compensation Committee reviews and approves changes in the base salary of the Chief Executive Officer. Our NEOs’ base salaries trend towards the low end of the range of base salaries in our Comparator Group for that position.
For more information regarding our NEOs’ base salaries for fiscal year 2015, see the “Summary Compensation Table” on pages 32 and 33 of this proxy statement.
Cash Incentive Plan
The Compensation Committee has established a Cash Incentive Plan for our NEOs in order to align executive compensation with the Company’s revenue, operating profit and net income objectives.
Under the Cash Incentive Plan, actual bonus payouts are determined by the Compensation Committee based upon the actual performance of the NEO against the targeted goals. The Chief Executive Officer approves all individual awards under the Cash Incentive Plan except his own and the NEOs’, which are approved by the Compensation Committee in its sole discretion. The Cash Incentive Plan is available to all NEOs and selected other members of the Company’s senior management. Awards to the NEOs under the Cash Incentive Plan paid for fiscal year 2015 appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. The selected participants receive incentive awards designed to focus management’s attention and effort on the attainment of pre-established annual performance goals.
Target Opportunities. Each participant in the Cash Incentive Plan is assigned a target award opportunity, expressed as a percentage of the annual base salary. For fiscal years 2015 and 2014, the target award opportunity for Mr. Braun was 70% of his base salary, the target award opportunities for Messrs. Hefter, Merk, Molnar and Ms. Mittelstaedt were 50% of their base salaries, and the target award opportunity for Mr. Seifert was 40% of his base salary. After becoming the Company’s Chief Executive Officer effective July 1, 2015, Mr. Merk’s target award opportunity was raised to 70% of his base salary for the proportionate remaining three months of fiscal year 2015.
Pre-Established Performance Goals. For Messrs. Merk, Hefter, Molnar and Seifert, and Ms. Mittelstaedt, the performance goals are based upon consolidated revenues and consolidated net income for the fiscal year. In addition, Messrs. Molnar’s and Seifert’s performance goals include pre-established individual goals which are determined to be important in relationship to the position they maintain within the Company.
For each metric, a specific target performance goal and a defined performance range around the target are established. The performance range consists of a threshold, minimum performance level, and a maximum performance level for each NEO. The cash incentive award is guaranteed if the applicable targets are reached. Details of these metrics are included in the Executive Summary appearing earlier in this Compensation Discussion and Analysis.

For fiscal year 2015, if we reached our threshold targets, Mr. Braun would have been entitled to 35% of his base salary; Messrs. Hefter, Merk and Molnar, Ms. Mittelstaedt would have been entitled to 25% of their base salaries, and Mr. Seifert would have been entitled to 20% of his base salary. If we reached our target goals, Mr. Braun would have been entitled to 70% of his base salary; Messrs. Hefter, Merk and Molnar, and Ms. Mittelstaedt would have been entitled to 50% of their base salaries, and Mr. Seifert would have been entitled to 40% of his base salary. If we reached the stretch performance target, Mr. Braun would have been entitled to 77% of his base salary; Messrs. Hefter, Merk and Molnar and Ms. Mittelstaedt would have been entitled to 55% of their base salary, and Mr. Seifert would have been entitled to 44% of his base salary. If we reached the maximum performance target, Mr. Braun would have been entitled to 105% of his base salary; Messrs. Hefter, Merk and Molnar and Ms. Mittelstaedt would have been entitled to 75% of their base salaries. Subsequent to becoming the Company’s Chief Executive Officer, the percentages for Mr. Merk were increased to those previously assigned for Mr. Braun, for the proportionate part of the 2015 fiscal year during which Mr. Merk was CEO.
In fiscal year 2015, the Compensation Committee also included six-month performance goals, that if achieved, could add an additional 20% to the above targets.
The Compensation Committee does have “negative” discretion to reduce the size of any award if the relevant targets are met. Additionally, the Compensation Committee has the discretion to provide an award given the overall performance of the Company if specific target goals are not met.
Our target goals are intended to be attainable yet challenging. However, they are set high enough that significantly exceeding them would require performance in excess of our expectations. We believe that if financial targets are not attainable, the Cash Incentive Plan will lose the motivational effect it was designed to achieve and payouts will lag behind competitive market levels.
Long-Term Incentive Compensation - Stock Options
We believe that long-term equity incentive compensation is an integral component of our compensation program because it has the effect of recruiting, retaining and motivating high-quality employees. In addition, we believe that long-term incentive compensation aligns executives’ interests with the interests of stockholders, and rewards the achievement of the Company’s long-term strategic goals. Grants of long-term incentive awards are based on Company performance, and targeted at levels that approximate market value of equity incentive compensation for executives holding comparable positions at companies in the Comparator Group, utilizing the same compensation data used for setting total annual compensation. In November of each fiscal year, the Compensation Committee reviews and approves the long-term incentive compensation to be granted to executives and other eligible employees who participate in the Company’s long-term incentive programs. Generally, in recent years, stock options have been granted to executive officers as a compensation component over the vesting period of the options, generally five years.
All equity awards granted in fiscal year 2015 were granted from our 2007 Incentive Stock Plan and 2015 Incentive Stock Plan. Some features of our stock option program include:
•
Options vest ratably over 5 years, which means that twenty percent (20%) of the options will become exercisable one year from the date of grant, and an additional 20% of the option will become exercisable each year thereafter;

•
The term of each grant does not exceed ten (10) years; and

•
The exercise price is equal to the closing market price on the date of grant.

For additional information concerning the timing of grants of stock options, see “Equity Grant Practices” below.
In November 2014, the Committee awarded stock options from our 2007 Incentive Stock Plan to each of the NEOs as follows: Mr. Braun 40,000 shares; Mr. Merk and Ms. Mittelstaedt 30,000 shares; Mr. Molnar 25,000 shares; Mr. Hefter 20,000 shares; and Mr. Seifert 5,000 shares. In July 2015, the Committee awarded Mr. Merk an additional 20,000 shares from our 2015 Incentive Stock Plan upon being named as President and Chief Executive Officer of the Company. We determined the size of each NEO’s grant based on our previous year’s performance and the relative performance of each NEO and his or her seniority and responsibilities. In addition, the Committee considered the historical equity compensation awards by companies in our Comparator Group.
Although the Compensation Committee has the authority under our 2007 Incentive Stock Plan and our 2015 Incentive Stock Plan to grant stock appreciation rights, stock grants, and stock units in addition to stock options, in recent years we have used only stock options because we believe that options provide NEOs the best opportunity to purchase and maintain an equity position in the Company and to share in the appreciation of the value of our Common Stock. However, we may grant other forms of equity compensation in the future. We do not currently have any stock ownership guidelines or requirements in place for our executive officers; however, we have designed our equity incentive compensation to encourage stock ownership by management.
Equity Grant Practices
Historically, the Company has issued stock options primarily in one of three situations: (1) to employees periodically as an incentive for continued, productive employment and retention; (2) to new employees as a component of an offer of employment and an incentive to attract them to the Company and (3) to new employees in connection with an acquisition as an incentive for continued productive employment with the Company after the acquisition is complete. All stock options are issued with an exercise price equal to the closing market value of a share of our Common Stock on the date of grant.
Stock options are granted, at the discretion of the Compensation Committee, to groups of employees from time to time at a regularly scheduled meeting of the Compensation Committee. The exact amount of these grants to NEOs in 2015 is shown in the “Grants of Plan Based Awards” table appearing later in this proxy statement. The Compensation Committee approves all grants to employees and no authority to make grants has been delegated to management. Stock options may be granted to new employees as a component of their overall compensation package. These option grants are approved by the Compensation Committee.
The Company may also issue options as a component of an acquisition. When this occurs, the options are approved by the Compensation Committee at a special meeting or as part of a regular meeting. No such options were issued during fiscal year 2015.
Long-Term Incentive Compensation-Pension Plans
RSL Pension Plan
Mr. Hefter and Ms. Mittelstaedt participate in the Rofin-Sinar Laser GmbH Pension Plan (the “RSL Pension Plan”) for RSL executives, an unfunded plan in accordance with the typical practices of German companies. The RSL Pension Plan provides pensions to participants who (i) retire on or after age 60 or terminate employment due to a permanent disability and (ii) have served at least 10 years with RSL at the time of separation.
The annual benefits payable under the RSL Pension Plan, which commence at the statutory retirement age of 65 for Mr. Hefter and 67 for Ms. Mittelstaedt (according to German law), are based upon the age at which the participant leaves RSL.
Book reserves are kept to record benefits accruals under the RSL Pension Plan. Mr. Hefter and Ms. Mittelstaedt joined or were deemed to have joined (as applicable) the RSL Pension Plan on October 1, 1984 and January 1, 1997, respectively. Assuming retirement at or after age 60, Mr. Hefter and Ms. Mittelstaedt would receive a monthly pension benefit of  $997 and $666, respectively (at the weighted average Euro/U.S. dollar exchange rate in effect during the fiscal year ended September 30, 2015).
Rofin-Sinar Inc. Pension Plan
In 1996 we adopted a defined benefit plan for employees of Rofin-Sinar Inc. known as the Rofin-Sinar Inc. Pension Plan (the “RSI Plan”). Under the RSI Plan, employees receive annual pension benefits equal to the product of  (i) the sum of 1.125% of the first $12,000 of  “average final compensation” and 1.5% of  “average final compensation” in excess of that amount, and (ii) the number of years of service in which the employee was employed by a participating employer. Average final compensation is based upon the period of four consecutive plan years out of the last ten full plan years preceding the employee’s retirement which produces the highest amount. Mr. Molnar is currently the only NEO participating in the RSI Plan. The RSI plan was frozen and a nonqualified benefit plan was created to ensure employees who were in the RSI plan would receive the same level of benefits. The only difference in the new plan is that it requires a lump sum payment upon termination.
Assuming retirement at or after age 62, Mr. Molnar would receive an estimated monthly benefit of  $4,454.
Perquisites and Other Benefits
During fiscal year 2015, we did not provide perquisites or personal benefits to executive officers, except those required under the separation agreement with Mr. Braun, other than leased automobiles, as disclosed in the Summary Compensation Table. As part of the separation agreement with Mr. Braun, the Company purchased Mr. Braun’s former leased car and transferred ownership of that car to Mr. Braun. The value of the car has been disclosed in the Summary Compensation Table.
Employment Agreements with Named Executive Officers
Messrs. Merk and Hefter, and Ms. Mittelstaedt have employment agreements with us, under which they are entitled to specified base salaries, adjusted by the Compensation Committee, plus the opportunity to participate in the Cash Incentive Plan. Each employment agreement has an indefinite term, subject to termination by either the Company and RSL or the executive upon two years’ prior written notice, in the case of Mr. Merk; upon two years’ prior written notice to the end of the year, in the case of Mr. Hefter; and one year’s written notice to the end of the fiscal year in the case of Ms. Mittelstaedt. In accordance with the employment agreements, each executive has agreed (i) not to disclose or exploit any of the Company’s Confidential Information (as defined therein), and (ii) to assign to the Company all inventions or improvements made by the executive in the course of his or her employment with the Company, and not to compete with the Company for a six month period after the completion of his or her applicable term of employment. During the six month non-competition period, the executive is generally entitled under German law to receive half of his or her monthly salary. The employment agreements do not provide for severance. Mr. Molnar is subject to a written offer letter specifying his base salary plus the opportunity to participate in the Cash Incentive Plan. Mr. Seifert has an employment agreement with Nufern, a wholly-owned subsidiary of the Company, which provides for severance payments equal to one year’s salary in the event he is terminated without cause or resigns for good cause.
Change-In-Control Arrangements and Agreements
The Company does not have any change-in-control agreements or arrangements in place for any of its NEOs, other than the general change in control provision as described in our 2007 Incentive Stock Plan and our 2015 Incentive Plan as described later in this proxy statement.
Tax and Accounting Considerations
Tax Deductibility of Compensation Expense. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), places a limit of  $1,000,000 on the amount of compensation to certain officers that may be deducted by the Company as a business expense in any tax year unless, among other things, the compensation is performance-based and has been approved by the stockholders. To qualify as performance-based compensation, the amount of compensation must depend on the officer’s performance against pre-determined performance goals established by a committee that consists solely of at least two “outside” directors who have never been employed by the Company or its subsidiaries. It is the policy of the Compensation Committee to periodically evaluate the qualification of compensation for exclusion from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code while maintaining flexibility to take actions with respect to compensation that it deems to be in the interest of the Company and its stockholders which may not qualify for tax deductibility.

So that the Compensation Committee may retain maximum flexibility to structure performance targets based on corporate and individual metrics designed to achieve our various corporate goals, our Cash Incentive Plan does not conform to the requirements of Section 162(m). However, stock option awards granted to our executive officers have been structured so that the compensation realized when the stock options are exercised should be treated as performance-based compensation exempt from the deduction limitation of Section 162(m). The Compensation Committee does not believe that any loss of deductibility under Section 162(m) would have a material impact on the financial condition of the Company.
Tax Implications for Officers. Section 409A of the Internal Revenue Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. Because the Company does not provide deferred compensation to the NEOs, this limitation should not have an impact on the structure of the compensation program for the officers. Section 280G of the Internal Revenue Code imposes an excise tax on payments to executives of severance or change of control compensation that exceed the levels specified in Section 280G. The NEOs could receive the amounts as explained in the section entitled “Potential Payments Upon Termination or Change in Control” appearing later in this proxy statement as severance or change of control payments, but the Compensation Committee does not consider their potential impact in compensation program design.
Accounting Considerations. The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the NEOs. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with Financial Accounting Standards (“FASB”) ASC Topic 718 (formerly known as SFAS 123(R)). The Compensation Committee believes, however, that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.
Consideration of Compensation Programs and their Relationship to the Encouragement of Risk-Taking
The Compensation Committee has reviewed all of the plans described above, and does not believe that any of them encourage our NEOs to take unnecessary or excessive risks that threaten our value. The features of these plans do not make it likely that taking unnecessary or excessive risks that threaten our value will provide greater compensation than actions that involve a prudent level of risk. The equity-based plans encourage our NEOs and other employees to focus on increasing shareholder value over a period of years. The pension plans provide helpful ways for our employees to save for retirement. The Compensation Committee believes that the plans described above do not pose any unnecessary risks, and do not encourage employees to manipulate reported earnings to enhance the compensation of any employee.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management.
Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Gary K. Willis, Chairman
Stephen D. Fantone
Ralph E. Reins
Daniel J. Smoke
The foregoing report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

COMPENSATION OF NAMED EXECUTIVE OFFICERS
The following table summarizes compensation for our Named Executive Officers, or NEOs, for the fiscal year ended September 30, 2015. All subsequent tables and information will be presented for these employees as applicable.
SUMMARY COMPENSATION TABLE (1)
FISCAL YEAR ENDED SEPTEMBER 30, 2015
Name and Principal Position	Year	Salary	Option Awards (2)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value (3)	All Other Compensation		Total

THOMAS MERK	2015	$287,576	$393,095	$84,470	$—	$11,132	(5)	$776,273
President, Chief Executive Officer (effective July 1, 2015)	2014	$263,304	$388,400	$—	$—	$13,116	(5)	$664,820
	2013	$245,251	$368,580	$65,643	$—	$11,881	(5)	$691,355

GUNTHER BRAUN	2015	$420,220	$621,980	$—	$80,242	$180,041	(5) (6)	$1,302,483
Former President, Chief Executive Officer	2014	$427,142	$632,367	$—	$(126,993)	$10,987	(5)	$943,503
(until July 1, 2015)	2013	$402,718	$608,220	$64,177	$63,722	$10,948	(5)	$1,149,785

INGRID MITTELSTAEDT	2015	$255,482	$349,775	$69,313	$13,855	$14,797	(5)	$703,222
Executive Vice-President, Finance and Administration	2014	$252,021	$351,410	$—	$(15,713)	$16,887	(5)	$604,605
and Chief Financial Officer	2013	$244,742	$322,520	$52,514	$10,257	$16,400	(5)	$646,433

LOUIS MOLNAR	2015	$282,081	$317,963	$99,652	$105,267	$17,582	(7)	$822,545
President, RS Inc.; President, RB Inc.	2014	$273,854	$328,247	$67,769	$104,690	$17,657	(7)	$792,217
Chief Operating Officer-North America Business	2013	$265,885	$316,310	$69,006	$60,534	$15,554	(7)	$727,289

ULRICH HEFTER	2015	$238,820	$298,570	$63,537	$28,414	$10,121	(5)	$639,462
Chief Technical Officer	2014	$252,021	$317,503	$—	$(44,004)	$10,930	(5)	$536,450
	2013	$244,742	$316,310	$27,859	$4,687	$10,614	(5)	$604,212

MARTIN SEIFERT	2015	$261,047	$63,593	$99,865	$—	$21,617	(8)	$446,122
Chief Operating Officer - Defense Business

1.
Amounts paid in Euro have been converted into U.S. dollars at the weighted average exchange rate for the relevant fiscal year (for fiscal year ended September 30, 2015: US$1.00: Euro 0.8710; for fiscal year ended September 30, 2014: US$1.00: Euro 0.7397; and for fiscal year ended September 30, 2013: US$1.00: Euro 0.7617)

2.
In accordance with applicable SEC rule, the valuation of the stock awards in this table is based upon the grant date fair value of option awards. The value of option awards represents the dollar amount expensed in the Company’s financial statement in 2015 for option awards pursuant to the FASB’s authoritative guidance on stock compensation; and includes awards made in 2010 and prior years. Pursuant to SEC rules, the amounts exclude the impact of estimated forfeitures. See the Grants of Plan-Based Awards Table beginning below for grant specific information. Refer to Note 19 Stock Incentive Plans in the Company’s financial statements in the Form 10-K for valuation assumptions.

3.
Represents cash amounts awarded by the Compensation Committee and paid to NEOs under our Cash Incentive Plan. Please refer to the Compensation Discussion and Analysis earlier in this proxy statement and the “Grants of Plan-Based Awards” table below for more details regarding this plan.

4.
Represents the aggregate change in the actuarial present value of the accumulated benefits under the pension plans described in the Compensation Discussion and Analysis under Long-Term Incentive Compensation-Pension Plans earlier in this proxy statement.

5.
Represents the value of the Company leased cars received by the employees.

6.
Includes $59,841, being the value of the automobile formerly leased for Mr. Braun, ownership of which was purchased by us and transferred to Mr. Braun in connection with the terms of the separation agreement between Mr. Braun and the Company. In addition, pursuant to this separation agreement Mr. Braun receives a bonus for each of 2015, 2016 and 2017 in the amount of 25% of his base salary.

7.
$7,982, $8,057, and $5,954 of matching contributions were made by RSI on behalf of Mr. Molnar in accordance with the Rofin-Sinar Inc. 401(k) Plan for the fiscal years ended September 30, 2015, 2014, and 2013 respectively.

8.
$7,811 of matching contributions were made by Nufern on behalf of Mr. Seifert in accordance with the Nufern 401(k) Plan for the fiscal year ended September 30, 2015. Additionally, $9,600 was paid in auto allowance to Mr. Seifert.

The following table provides additional information about grants of our plan-based awards to our NEOs in the fiscal year ended September 30, 2015.
GRANTS OF PLAN-BASED AWARDS
FISCAL YEAR ENDED SEPTEMBER 30, 2015
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date (2)	Threshold $	Target $	Stretch $	Maximum $	Number of Securities Underlying Options		Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards (5)

Thomas Merk		$71,894	$143,788	$158,167	$215,682
	11/11/2014					30,000	(3)	$22.75	$251,100
	7/1/2015					20,000	(4)	$27.44	$230,800

Gunther Braun		$147,077	$294,154	$323,570	$441,231
	11/11/2014					40,000	(3)	$22.75	$334,800

Ingrid Mittelstaedt		$63,871	$127,741	$140,515	$191,612
	11/11/2014					30,000	(3)	$22.75	$251,100

Louis Molnar		$71,079	$142,158	$156,373	$213,236
	11/11/2014					25,000	(3)	$22.75	$209,250

Ulrich Hefter		$59,705	$119,410	$131,351	$179,115
	11/11/2014					20,000	(3)	$22.75	$167,400

Martin Seifert		$52,209	$104,419	$—	$114,861
	11/11/2014					5,000	(3)	$22.75	$41,850
1.
These columns consist of potential awards under our Cash Incentive Plan for fiscal year 2015. The Threshold column represents the minimum amount payable when threshold performance goals are met. The Target column represents the amount payable if specified performance targets are met. The Stretch column represents the amount payable if specified stretch performance goals are met. The Maximum column represents the maximum amount payable under the Plan for 2015 based on the highest target levels. Amounts are based on the executives’ current salary as of the end of the Company’s fiscal year. See the Summary Compensation Table for actual amounts earned under the Cash Incentive Plan in fiscal year 2015 and the information provided earlier under the Compensation Discussion and Analysis for a discussion of our Cash Incentive Plan. The Compensation Committee also included six-month performance goals, that if achieved, could add an additional 20% to the above targets.

2.
Grant date coincides with the date the Compensation Committee approved the granting of shares. Additionally, the exercise price is equal to the closing market price for a share of our Common Stock on the date of grant.

3.
The amounts listed reflect stock options granted under our 2007 Incentive Stock Plan and are described in the Outstanding Equity Awards at Fiscal Year End Table below.

4.
The amount listed reflects a stock option granted under our 2015 Incentive Stock Plan and is described in the Outstanding Equity Awards at Fiscal Year End Table below.

5.
The grant date fair value of the option awards has been computed in accordance with FASB ASC Topic 718 (formerly known as SFAS No. 123(R)), which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for services over the requisite service period, which is typically the vesting period, but excluding forfeiture assumptions that are used in calculating equity award expense in the Company’s financial statements. Refer to Note 19 to the Company’s Consolidated Financial Statements on Form 10-K for the fiscal year ended September 30, 2015 for the relevant weighted-average assumptions underlying the valuation of the option awards.

This table summarizes the equity awards held by our NEOs which are outstanding as of September 30, 2015.
OUTSTANDING OPTION AWARDS (1)
AS OF FISCAL YEAR ENDED September 30, 2015
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Thomas Merk	50,000	—	$26.045	3/16/2016
	60,000	—	$28.500	3/15/2017
	30,000	—	$40.200	3/19/2018
	30,000	—	$15.040	3/18/2019
	30,000	—	$22.830	3/18/2020
	24,000	6,000	$35.190	3/16/2021
	18,000	12,000	$25.950	3/16/2022
	12,000	18,000	$27.590	3/14/2023
	6,000	24,000	$25.190	11/6/2023
	—	30,000	$22.750	11/11/2024
	—	20,000	$27.440	7/1/2025

Guenther Braun (2)	100,000	—	$26.045	3/16/2016
	100,000	—	$28.500	3/15/2017
	60,000	—	$40.200	3/19/2018
	40,000	—	$15.040	3/18/2019
	50,000	—	$22.830	3/18/2020
	40,000	10,000	$35.190	3/16/2021
	30,000	20,000	$25.950	3/16/2022
	24,000	36,000	$27.590	3/14/2023
	8,000	32,000	$25.190	11/6/2023
	—	40,000	$22.750	11/11/2024

Ingrid Mittelstaedt	32,000	—	$26.045	3/16/2016
	50,000	—	$28.500	3/15/2017
	25,000	—	$40.200	3/19/2018
	20,000	—	$15.040	3/18/2019
	25,000	—	$22.830	3/18/2020
	20,000	5,000	$35.190	3/16/2021
	15,000	10,000	$25.950	3/16/2022
	12,000	18,000	$27.590	3/14/2023
	6,000	24,000	$25.190	11/6/2023
	—	30,000	$22.750	11/11/2024

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Louis Molnar	50,000	—	$26.045	3/16/2016
	50,000	—	$28.500	3/15/2017
	25,000	—	$40.200	3/19/2018
	5,000	—	$15.040	3/18/2019
	25,000	—	$22.830	3/18/2020
	20,000	5,000	$35.190	3/16/2021
	15,000	10,000	$25.950	3/16/2022
	10,000	15,000	$27.590	3/14/2023
	5,000	20,000	$25.190	11/6/2023
	—	25,000	$22.750	11/11/2024

Ulrich Hefter	40,000	—	$26.045	3/16/2016
	50,000	—	$28.500	3/15/2017
	25,000	—	$40.200	3/19/2018
	25,000	—	$15.040	3/18/2019
	25,000	—	$22.830	3/18/2020
	20,000	5,000	$35.190	3/16/2021
	15,000	10,000	$25.950	3/16/2022
	10,000	15,000	$27.590	3/14/2023
	4,000	16,000	$25.190	11/6/2023
	—	20,000	$22.750	11/11/2024

Martin Seifert	5,000	—	$40.200	3/19/2018
	5,000	—	$15.040	3/18/2019
	5,000	—	$22.830	3/18/2020
	4,000	1,000	$35.190	3/16/2021
	3,000	2,000	$25.950	3/16/2022
	2,000	3,000	$27.590	3/14/2023
	1,000	4,000	$25.190	11/6/2023
	—	5,000	$22.750	11/11/2024
1.
The options listed above vest 20% per year over a five year period from the grant date and the grant date is ten years prior to the expiration date. See “Potential Payment upon Termination or Change in Control” later in this proxy statement for potential acceleration provisions.

2.
As noted below, Mr. Braun entered into a separation agreement that provides that he will remain eligible for continued vesting of previously awarded but unvested stock options in accordance with the applicable plan documents through September 30, 2017, whereupon any remaining unvested stock options will become fully vested. Mr. Braun’s stock options will be exercisable through September 30, 2018.

The following table provides information about the value realized by the NEOs upon the exercise of options which occurred during the fiscal year ended September 30, 2015. During fiscal year 2015, none of the NEOs acquired shares upon vesting of stock awards.
OPTION EXERCISES
FISCAL YEAR ENDED SEPTEMBER 30, 2015
	Option Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise (2)
Thomas Merk	4,293	$29,450
Guenther Braun	29,691	$212,413
Ingrid Mittelstaedt	—	$—
Louis Molnar	—	$—
Ulrich Hefter	30,000	$58,900
Martin Seifert	—	$—
1.
Includes the shares of Common Stock received upon the exercise of stock options which were immediately tendered for withholding tax purposes, as reflected in the report on Form 4 filed with the Securities and Exchange Commission.

2.
The value realized on exercise represents the difference between the exercise price of the stock options and the market price of the Common Stock at exercise multiplied by the number of shares underlying the Option exercised.

Potential Payments upon Termination or Change in Control
Effective March 12, 2015, our stockholders approved the Rofin-Sinar Technologies Inc. 2015 Incentive Stock Plan (“the 2015 Incentive Plan”). The 2015 Incentive Plan supersedes the Rofin-Technologies Inc. 1996 Non-Employee Directors’ Stock Plan, the Rofin-Sinar Technologies Inc. 2002 Equity Incentive Plan and the Rofin-Sinar Technologies Inc. 2007 Equity Incentive Plan. Under the above stock option plans, unless the Compensation Committee determines otherwise in its sole discretion, if an employee’s employment with the Company terminates by any reason other than death, disability, or retirement, an employee has up to sixty days from the date of such termination or until the expiration of the stated term of stock award, whichever period is shorter, to exercise any options that were exercisable on the date of such termination. If an employee’s employment with the Company terminates by reason of death, disability, or retirement, an employee has up to one year from the date of such termination or, if earlier, until the expiration of the stated term of stock award, to exercise any options that were exercisable on the date of such termination.
Upon any Change in Control, the Board shall have the right to cancel all outstanding Options, Stock Appreciation Rights, Stock Grants and Stock Unit Grants after providing each Eligible Employee and Director a reasonable period to exercise his or her Options and Stock Appreciation Rights and to take such other action as necessary or appropriate to receive the stock subject to any stock grants or stock unit grants and the cash payable under any stock unit grants.
Except as otherwise provided in the applicable award agreement, and to the extent permitted under Section 409A of the Code, if an award granted under this Plan is assumed, continued, or replaced by the Company or successor after the Change in Control, and if the holder’s service with the Company or its successor is terminated coincident with or within one year following the Change in Control either by the Company or its successor without Cause or by the holder for Good Reason (as such terms are defined in the plan), then all conditions to the exercise of such holder’s outstanding Options and Stock Appreciation Rights on the date of termination and any and all outstanding issuance and forfeiture conditions on any Stock Grants and Stock Unit Grants held by the holder on such date automatically shall be deemed 100% satisfied as of the date of such termination of service.

The following constitute a change of control under the stock plans:
•
any acquiring person becomes the beneficial owner of twenty percent (20%) or more of the then outstanding shares of Common Stock;

•
the stockholders of the Company approve a merger or consolidation; or

•
the stockholders approve a plan of reorganization or complete liquidation of the Company

In addition, in accordance with German law and their employment agreements, each of Messrs. Merk and Hefter, and Ms. Mittelstaedt will, in the event they resign or are terminated by the Company, be entitled to receive one-half of his or her monthly salary if the Company determines to enforce their six month non-competition period. We would pay these amounts in equal monthly installments over six months.
The following table sets forth, for each of the following NEOs, the potential amount that such NEO would realize upon the exercise of vested options held by the NEO as of September 30, 2015, and the payments to which he or she would be entitled in connection with the non-compete clause in the relevant employment agreement, assuming a termination or change in control as of September 30, 2015. The amounts shown are based on the difference between the exercise price of the vested option and the closing price of the Common Stock on NASDAQ on September 30, 2015.
Name	Acceleration of Unvested Stock Options Upon Change in Control	Options Upon Termination	Payments During the Six Month Non-Compete Period
Thomas Merk	$537,300	$424,140	$93,286
Ingrid Mittelstaedt	$412,900	$299,740	$66,648
Louis Molnar	$229,950	$135,650	N/A
Ulrich Hefter	$428,150	$352,710	$61,094
Martin Seifert	$89,550	$70,690	$—
As noted above, effective July 1, 2015, Thomas Merk succeeded Günther Braun as President and Chief Executive Officer. In connection with the succession, on June 4, 2015, the Company and Mr. Braun entered into a Separation Agreement and General Release (the “U.S. Separation Agreement”) and ROFIN-SINAR Laser GmbH and CBL Verwaltungsgesellschaft mbH, two of the Company’s indirect wholly-owned German subsidiaries, and Mr. Braun entered into a Termination Agreement (the “German Termination Agreement”) in connection with Mr. Braun’s separation from the Company and its subsidiaries.
Pursuant to the U.S. Separation Agreement, Mr. Braun ceased to be an officer or director of the Company and its U.S. subsidiaries effective July 1, 2015, and he agreed to work with Mr. Merk to facilitate a smooth and orderly transition process through June 30, 2015. The German Termination Agreement terminated Mr. Braun’s existing employment agreement with his direct employer and provides that Mr. Braun will remain an employee and continue to receive his existing base salary through September 30, 2017 (the “Termination Date”), which period of continued employment and compensation is in accordance with the employment agreement that was terminated. The German Termination Agreement also provides that Mr. Braun will receive a bonus for each of 2015, 2016 and 2017 in the amount of 25% of the base salary. The U.S. Separation Agreement provides that Mr. Braun will remain eligible for continued vesting of previously awarded but unvested stock options in accordance with the applicable plan documents through the Termination Date, whereupon any remaining unvested stock options will become fully vested. Mr. Braun’s stock options will be exercisable through September 30, 2018. Both the U.S. Separation Agreement and the German Termination Agreement contain certain non-competition and non-solicitation restrictive covenants and releases of claims by Mr. Braun.

NON-EMPLOYEE DIRECTOR COMPENSATION
The Compensation program for non-employee directors is reviewed annually by our Compensation Committee to ensure the program remains competitive. As part of the Compensation Committee’s review, the types and levels of compensation offered to our non-employee directors are compared with those provided by a select group of comparable companies. Additionally, in January 2012, the Company hired Radford, a third party compensation consulting firm, to assist with the analysis of the non-employee directors’ compensation. The report has shown that the Company’s average total non-employee director compensation approximates the market’s 25th percentile. The Compensation Committee strives to set compensation levels that are competitive. The result of the report supports this goal.
Cash Compensation Paid to Board Members
Non-employee directors are entitled to receive an annual cash retainer in the amount of  $35,000 for service on the Board and attendance fees of  $2,000 for each Board meeting ($1,000 for telephonic meetings). Directors are also reimbursed for reasonable travel expenses incurred in connection with their duties as directors of the Company.
In addition to the annual retainer, each non-employee director who chairs the Audit, Compensation and Nominating Committees are entitled to an additional cash retainer in the amount of  $10,000, $7,000 and $4,000, respectively, for such service. The Lead Independent Director is also entitled to an additional cash retainer in the amount of  $12,000 for such service. Attendance fees are paid for Committee meetings as follows: $1,500 for each Audit Committee meeting ($750 for telephonic meetings), $1,000 for each Compensation and Nominating Committee meeting ($500 for telephonic meetings); and $1,500 for each other committee meeting ($750 for telephonic meetings), subject to review by the Board. Directors are also reimbursed for reasonable travel expenses incurred in connection with their duties as members of the Committees.
Non-cash Compensation
The Company has reserved an additional 1,800,000 shares of Common Stock under the 2015 Incentive Stock Plan approved at the Annual Meeting of Stockholders held on March 12, 2015, to provide for the grant of options to purchase Common Stock (“options”), grants of shares of Common Stock (“stock grants”), stock units, and stock appreciation rights (“SARs”) to certain eligible employees and to non-employee directors. During fiscal year 2015, outside directors each received 3,000 shares of Common Stock that were fully vested upon grant.
The following table shows the compensation paid in fiscal year 2015 to our non-employee directors. Directors who are also officers do not receive separate directors’ fees and have been omitted from this table if they appear in the Summary Compensation Table provided earlier in this proxy statement.
DIRECTOR COMPENSATION TABLE
FISCAL YEAR ENDED SEPTEMBER 30, 2015
Non-Employee Director	Fees Paid In Cash		Common Stock Value (1)	All Other Compensation ($)		Total
Carl F. Baasel	$—		$—	$734,829	(2), (3)	$734,829
Stephen D. Fantone	$117,500		$68,730	$—		$186,230
Ralph E. Reins	$129,250		$68,730	$—		$197,980
Daniel J. Smoke	$136,750		$68,730	$—		$205,480
Gary K. Willis	$117,000		$68,730	$—		$185,730
Peter Wirth	$45,905	(3)	$—	$39,299	(4), (5)	$85,204
1.
The value of the stock awards has been calculated as the total number of shares granted (3,000 annually) times the closing price of the Common Stock on the NASDAQ on the date of grant and as reported on a Form 4 filed with the Securities and Exchange Commission. Shares granted to non-employee directors vest immediately and therefore the fair value is equal to the closing market value on the date the shares were granted.

2.
Mr. Baasel received $704,514 as rental payments for the building he owns in Starnberg, Germany (see note 14 of the Form 10-K Annual Report). Mr. Baasel also received $30,315 from the Company as management consulting fees.

3.
Amounts paid in Euro have been converted into U.S. dollars at the weighted average exchange rate for the fiscal year: US$1.00: Euro 0.8710.

4.
In October 2009, Dr. Wirth retired as an executive of the Company. As Chairman of the Board, Dr. Wirth receives 40,000 Euros per year, payable in four installments, one after each Board of Directors meeting.

5.
Dr. Wirth retired from the Company in October 2009; amount represents payments from the RSL Pension plan.

REPORT OF THE AUDIT COMMITTEE
The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended September 30, 2015, included in the Company’s Annual Report on Form 10-K. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.
Membership and Role of Audit Committee
Each of the members of the Audit Committee is independent as defined under the NASDAQ’s listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors.
Review with Management
The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion of Results of Operations and Financial Condition. As part of this review, the Audit Committee discusses the reports with the Company’s management and considers the audit reports prepared by the independent registered public accounting firm about the Company’s annual report, as well as related matters such as the quality of the Company’s accounting principles, alternative methods of accounting under Generally Accepted Accounting Principles and the preferences of the independent registered public accounting firm in this regard, the Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures.
The Audit Committee reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions and the report of the independent registered public accounting firm on internal control over financial reporting. Throughout the fiscal year ended September 30, 2015, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies.
Review and Discussions with Independent Accountants
The Audit Committee has discussed with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.
The Audit Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with Deloitte & Touche LLP their independence from the Company.

Conclusion
Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2015, for filing with the SEC.
Audit Committee
Mr. Daniel J. Smoke
   Audit Committee Chairman
Mr. Gary K. Willis
   Audit Committee Member
Mr. Ralph E. Reins
   Audit Committee Member
Dr. Stephen D. Fantone
   Audit Committee Member

SECURITY OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND CERTAIN
BENEFICIAL OWNERS
The following table presents information regarding the beneficial ownership of our Common Stock, as of January 22, 2016, by each of our current directors, each nominee for election as a director, our executive officers named in the Summary Compensation Table, and all of our directors and executive officers as a group.
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Class
Peter Wirth	44,100	(1), (2)	*
Thomas Merk	226,293	(1)	*
Guenther Braun	503,691	(1)	1.8%
Ulrich Hefter	190,586	(1)	*
Ingrid Mittelstaedt	185,000	(1)	*
Louis Molnar	155,000	(1)	*
Martin Seifert	27,000	(1)	*
Carl F. Baasel	117,000		*
Jenifer Bunis	3,000		*
Stephen D. Fantone	17,000		*
Ralph E. Reins	39,000	(3)	*
Daniel J. Smoke	47,000	(4)	*
Gary K Willis	51,000		*
All directors and executive officers as a group (13 persons)	1,605,670		5.6%
* Less than one percent of class.
1.
Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. Under these rules, shares of Common Stock issuable under stock options that are exercisable within 60 days of January 22, 2016 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The amounts listed include the following shares of Common Stock that may be acquired within 60 days of January 22, 2016 through the exercise of stock options: Dr. Wirth, 25,000; Mr. Braun, 468,000; Mr. Merk, 222,000; Ms. Mittelstaedt, 185,000; Dr. Hefter, 182,000; Mr. Molnar, 155,000; and Mr. Seifert 27,000.

2.
6,500 of these shares are held by Dr. Wirth’s spouse and are therefore indirectly held by Dr. Wirth.

3.
5,890 of these shares are held in a trust by Mr. Reins’ spouse and 33,110 of these shares are held in a family trust and are therefore indirectly held by Mr. Reins.

4.
400 of these shares are held by Mr. Smoke’s spouse and are therefore indirectly held by Mr. Smoke.

The following table presents information regarding beneficial ownership of our Common Stock by each person known to us to beneficially own more than 5% of our outstanding shares of Common Stock as of January 22, 2016.
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Class
SilverArrow Capital Holding Ltd. SilverArrow Capital Advisors LLP SAC Jupiter Holding Ltd. Thomas Limberger Abdullah Saleh A. Kamel Pluto Fund Limited Osama H. Al Sayed Ernesto Palomba	2,645,725	(1)	9.3%
National Rural Electric Cooperative Association 4301 Wilson Boulevard Arlington VA 22203	1,696,292	(2)	6.0%
Franklin Resources, Inc. Charles B. Johnson Rupert H. Johnson, Jr. One Franklin Parkway San Mateo, CA 94403-1906 Franklin Advisory Services, LLC One Parker Plaza Ninth Floor Fort Lee, NJ 07024-2938	1,945,636	(3)	6.9%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	1,873,960	(4)	6.6%
Blackrock, Inc. 40 East 52nd Street New York, NY 100022	2,428,778	(5)	8.5%
Royce & Associates, LLC 745 Fifth Avenue New York, NY 10151	1,663,323	(6)	5.8%
1.
SilverArrow Capital Holding Ltd (“SilverArrow Guernsey”), SilverArrow Capital Advisors LLP (“SilverArrow Advisors”) SAC Jupiter Holding Ltd. (“SilverArrow Dubai”), Thomas Limberger, Abdullah Saleh A. Kamel, Pluto Fund Limited (“Pluto”), Osama H. Al Sayed and Ernesto Palomba jointly filed a Schedule 13D/A with the SEC on October 8, 2015. The address of the principal office of SilverArrow Guernsey is Third Floor, La Plaiderie Chambers, St. Peter Port, Guernsey GY1 1WG. The address of the principal office of SilverArrow Advisors and Mr. Limberger is 3 More London Riverside, 1st Floor, London SE1 2RE, United Kingdom. The address of the principal office of SilverArrow Dubai is Office 407, North Tower, Emirates Financial Towers, DIFC, P.O. Box 506953, Dubai, UAE. The principal business address of Mr. Kamel is Palestine St., Dallah Tower, 13th Floor, 21414 Jeddah, Kingdom of Saudi Arabia. The address of the principal office of Pluto is Trust House, 112 Bonadi Street, P.O. Box 613, Kingstown, St. Vincent, Grenadines. The principal business address of Mr. Al Sayed is Bin Homran Building 1st Floor, Room 106., P.O. Box 14552, 21434 Jeddah, Kingdom of Saudi Arabia. The principal business address of Mr. Palomba is Caraa D’ Urenn 4b, 6513 Monte Carasso, Switzerland SilverArrow Guernsey reported sole voting and dispositive power with respect to 2,358,327 shares and 552,500 shares, respectively. SilverArrow Advisors and SilverArrow Dubai each reported sole voting and dispositive power with respect to 2,233,327 shares and 427,500 shares, respectively. Mr. Limberger reported sole voting and dispositive power with respect to 2,358,327 shares and 552,500 shares, respectively. Mr. Kamel reported sole dispositive power with respect to

395,000 shares. Pluto reported sole dispositive power with respect to 92,500 shares. Mr. Al Sayed reported sole dispositive power with respect to 1,288,327 shares. Mr. Al Sayed reported sole dispositive power with respect to 30,000 shares. This information is based solely on a Schedule 13D/A, filed with the SEC on October 8, 2015.
2.
This information is based solely on a Schedule 13G, filed with the SEC on February 17, 2015. The reporting person reported sole voting and dispositive power with respect to all of the shares.

3.
The reporting persons jointly filed a Schedule 13G/A with the SEC on February 5, 2015. Franklin Advisory Services, LLC reported sole voting power with respect to 1,797,536 shares and sole dispositive power with respect to 1,945,636 shares.

4.
This information is based solely on a Schedule 13G/A, filed with the SEC on February 10, 2015. The Vanguard Group reported aggregate beneficial ownership of 1,873,960 shares; sole voting power of 41,960 shares; sole dispositive power of 1,833,600 shares; and shared dispositive power of 40,360 shares.

5.
This information is based solely on a Schedule 13G/A, filed with the SEC on January 22, 2015. Blackrock, Inc. reported aggregate beneficial ownership of 2,428,778 shares; sole voting power of 2,354,233 shares; and sole dispositive power of 2,428,778 shares.

6.
The information as to share ownership is based solely on a Schedule 13G/A, filed with the SEC on January 4, 2016. The reporting person reported sole voting and dispositive power with respect to all of the shares.

STOCK EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information regarding shares issued under the stock compensation plans as of September 30, 2015:
	Number of Securities to Be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance
Equity Compensation Plans Approved by Security Holders:
2002 Equity Incentive Plan	470,200	$26	1/10	—
2007 Incentive Stock Plan	2,847,900	27	5/8	—
2015 Equity Incentive Plan	20,000	27	4/9	1,780,000
Total equity compensation plans approved by security holders	3,338,100	$27	2/5	1,780,000

Equity Compensation Plans not approved by Security Holders	—	—		—

Total	3,338,100	$27	2/5	1,780,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The main facility in Starnberg is rented under a 25-year operating lease from the former minority shareholder of ROFIN-BAASEL Lasertech GmbH & Co. KG (“RBL”), Mr. Baasel, who is also a member of the Board of Directors of the Company. That lease will terminate by end of December 2016. The operating lease was acquired by the Company in 2000 as part of its then acquisition of RBL. The Company paid expenses, mainly for rental expense of approximately $735,000, $883,000 and $846,000 to Mr. Baasel during fiscal years 2015, 2014, and 2013, respectively. In fiscal year 2015, the Company acquired a new manufacturing facility in Gilching, which is currently under reconstruction and which is intended to replace all RBL leased facilities in Starnberg. As a result of the Company’s consolidation of operations into a single facility, the required two-year notice of lease termination was given to Mr. Baasel in December 2014.
The Company believes that all transactions noted above, have been executed on an arms-length basis. Except for the foregoing, no director, officer, nominee director, 5% holder of the Company’s shares, or immediate family member, associate or affiliate thereof, had any material interest, direct or indirect, in any transaction since the beginning of fiscal year 2015 or has any material interest, direct or indirect, in any proposed transaction, having a value of  $120,000 or more.

PROPOSAL NO. 4
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(Item No. 4 on WHITE Proxy Card)
The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP (“D&T”), as the Company’s independent registered public accountants for the fiscal year ending September 30, 2016.
We are asking our stockholders to ratify the selection of D&T as our independent registered public accountants. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify this appointment. Unless otherwise instructed, the proxy holder will vote the proxies received FOR the ratification of the appointment of D&T as the independent registered public accountants for the Company for fiscal year 2016.
In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. If the resolution ratifying the appointment of D&T as independent registered public accountants is approved by the stockholders, the Board of Directors nevertheless retains the discretion to select different auditors at any time during the year if the Board of Directors believes that change would be in the best interests of the Company and its stockholders.
A representative of D&T will not be physically present at the meeting; however, the Company’s independent auditors will be available via telephone conferencing to make a statement if they desire to do so or to respond to appropriate questions.
The following table presents fees for professional audit services rendered by D&T, on an accrual basis, for the audit of the Company’s annual financial statements for 2015 and 2014, respectively, and fees billed during fiscal years 2015 and 2014 for other services rendered by D&T.
	2015	2014
Audit fees	$1,375,296	$1,276,807
Audit related fees (1)	$24,087	$—
Audit and audit related fees	$1,399,383	$1,276,807
Tax fees (2)	$3,615	$—
All other fees	$5,819
Total fees	$1,408,817	$1,276,807

1.
Audit related fees consisted primarily of fees for services performed in connection with research and development grant awards.

2.
Tax fees consisted of fees for tax consultation and tax compliance services.

The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent auditors. Mr. Smoke, the Audit Committee Chairman, has the delegated authority to pre-approve such services and these pre-approval decisions are presented to the full Audit Committee at its next scheduled meeting. During fiscal year 2015 and 2014, the Audit Committee pre-approved 100% of the total fees to D&T.
During the two most recent fiscal years ended September 30, 2015 and 2014, and through December 1, 2015, there have been no reportable events (as defined in Regulation S-K, Item 304(a)(1)(v)).
The Company has not consulted D&T on any of the matters referenced in Regulation S-K Item 304(a)(2) prior to D&T’s appointment as the Company’s independent registered public accounting firm.
Recommendation of the Board of Directors Concerning the Election of Independent Public Accountants:
The Board recommends a vote FOR ratification of the appointment of D&T as the Company’s independent registered public accountants for the current fiscal year (Item 4 on the WHITE proxy card).

PROPOSAL NO. 5
VOTE ON AN ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION
(Item No. 5 on WHITE Proxy Card)
As we do each year, we included an advisory (nonbinding) vote to approve our executive compensation program (also referred to as a “say on pay vote”) in our 2015 proxy statement. We are gratified that at our 2015 Annual Meeting, our stockholders overwhelmingly approved the proposal, with approximately 94% of the votes cast voting in favor of the proposal. In accordance with Section 14A of the Exchange Act, this year we are again asking our stockholders to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement. The vote sought by this proposal is advisory and is not binding on the Board. However, the Compensation Committee of the Board values the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will take into account the stockholder’s concerns and will evaluate whether any actions are necessary to address those concerns.
As discussed in the Compensation Discussion and Analysis provided earlier in this proxy statement, the Board believes that our current executive compensation program directly links executive compensation to our performance and aligns the interests of our executive officers with those of our stockholders.
Accordingly, we will ask our stockholders to vote “FOR” the following proposal at the Annual Meeting:
“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material) in the Company’s definitive proxy statement for the 2016 Annual Meeting of Stockholders.”
The above referenced disclosures appear earlier in this proxy statement.
The Board recommends a vote “FOR” approval of this resolution (Item 6 on the WHITE proxy card).

EXPENSES OF SOLICITATION
All expenses incurred in connection with the solicitation of proxies by the Board of Directors will be borne by the Company. The Company will request brokerage houses, custodians, fiduciaries and nominees to forward proxy materials to their principals and will reimburse them for their reasonable expenses in doing so. We have engaged Georgeson Inc., a professional proxy solicitation firm, to assist with the solicitation of proxies. This proxy solicitation firm estimates that approximately 35 of its employees will assist in this proxy solicitation, which they may conduct by personal interview, mail, telephone, facsimile, email, other electronic channels of communication, or otherwise. We estimate that we will pay Georgeson Inc. a fee not to exceed $225,000, of which $125,000 has been paid to date, plus reimbursement for out-of-pocket expenses. Although no precise estimate can be made at the present time, we currently estimate that the total expenditures to be incurred by us relating to the proxy solicitation in excess of those normally spent for an Annual Meeting of Stockholders as a result of the potential proxy contest, excluding salaries and wages of our regular employees, will be approximately $1.4 million, of which approximately $550,000 has been spent to date. The Company has agreed to indemnify Georgeson Inc. against certain liabilities relating to or arising out of their engagement. Our directors, officers, and other employees may solicit proxies by further mailing or personal conversation, or by telephone, facsimile or other electronic means. No compensation in addition to regular salary and benefits will be paid to any director, officer or regular employee for such solicitation assistance.
OTHER INFORMATION
Other Proposed Action
Pursuant to our By-laws, the deadline for stockholders to submit proposals to be considered at the Annual Meeting was January 12, 2016. On that date, SilverArrow submitted a notice of its intent to (A) propose a slate of three nominees for election as directors at the Annual Meeting in opposition to the nominees recommended by our Board and (B) present certain stockholder proposals related to (i) the declassification of the Board of Directors, (ii) the ability of stockholders owning 15% or more of the outstanding shares of Common Stock to call a special meeting of the stockholders, (iii) the implementation of majority voting in uncontested director elections, (iv) the ability of stockholders to act by written consent (with a threshold at the minimum number of votes that would be necessary to authorize the action at a meeting at which all stockholders entitled to vote thereon were present and voting), and (v) the elimination of supermajority vote requirements. SilverArrow filed proxy materials with the Securities and Exchange Commission in connection with the solicitation of proxies from our stockholders to vote in favor of SilverArrow’s slate in opposition to the nominees put forth by our Board of Directors and for advisory votes on the matters specified in clauses (ii), (iv) and (v) of the prior sentence. Stockholders voting on the Company’s white proxy card will be disenfranchised with respect to the proposals included on the green proxy card sent to you by, or on behalf of, SilverArrow which are not included on the Company’s white proxy card.
Except as described above, the Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this proxy statement. If any other matters are presented at the Annual Meeting, the persons named in the WHITE proxy card will have discretion to vote for you on those matters to the extent permitted by Rule 14a-4(c) under the Exchange Act.
Relationships Among Directors or Executive Officers
There are no family relationships among any of the directors or executive officers of the Company.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than ten percent stockholders are also required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms, the absence of a Form 3, Form 4 or Form 5 or written representations that no Form 4’s or 5’s were required, the Company believes that, with respect to the fiscal year ended September 30, 2015, its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements:
Deadline for Submission of Stockholder Proposals for 2017 Annual Meeting
Proposals of stockholders intended for inclusion in the Company’s proxy statement and form of proxy for the 2017 Annual Meeting of Stockholders must be delivered to Cindy Denis, Secretary of Rofin-Sinar Technologies Inc., 40984 Concept Drive, Plymouth, Michigan 48170 by Friday, October 21, 2016. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company sponsored proxy materials.
Under the Company’s Certificate of Incorporation and By-Laws, stockholders desiring to nominate persons for election as directors or bring other business before the 2017 annual meeting of stockholders must deliver or mail a notice to the Secretary that must be received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders (i.e. not earlier than December 17, 2016 and not later than January 16, 2017). However, in the event that the 2017 annual meeting is called for a date that is not within 30 days before or after March 17, 2017, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs. Stockholders’ notices must contain the specific information set forth in the Certificate of Incorporation and the By-Laws. Stockholders will be furnished a copy of the Company’s Certificate of Incorporation and By-Laws without charge upon written request to the Secretary of the Company.
Form 10-K Annual Report
A copy of the Annual Report on Form 10-K of the Company for the fiscal year ended September 30, 2015, as filed with the Securities and Exchange Commission, is included in the Annual Report to Stockholders and is furnished with this proxy statement. A stockholder may obtain additional copies of the Form 10-K (excluding exhibits) without charge by addressing a written request to the Secretary, Rofin-Sinar Technologies Inc., 40984 Concept Drive, Plymouth, Michigan 48170.

Annex A
SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS
The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name and business address of all of our directors (which includes the Board’s three nominees for election as directors at our 2016 Annual Meeting of Stockholders), and the name, present principal occupation and business address of our officers and employees who, under the rules of the SEC, are considered to be participants in our solicitation of proxies from our stockholders in connection with our 2016 Annual Meeting (collectively, the “Participants”).
Directors and Nominees
The names of all of our directors (including the names of our nominees for election as directors at our 2016 Annual Meeting of Stockholders) are set forth below, and the business addresses for all the directors is c/o Rofin-Sinar Technologies Inc., 40984 Concept Drive, Plymouth, MI 48170. The principal occupations of our directors are set forth under the sections earlier included in this Proxy Statement titled “Board of Directors Nominees” and “Continuing Directors” of this Proxy Statement.
Name
Peter Wirth
Thomas Merk
Carl F. Baasel
Jenifer Bunis
Stephen D. Fantone
Ralph E. Reins
Daniel J. Smoke
Gary K Willis
Officers and Employees
The principal occupations of our officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with the Company, and the business address for each person is c/o Rofin-Sinar Technologies Inc., 40984 Concept Drive, Plymouth, MI 48170.
Name	Position
Thomas Merk	President and Chief Executive Officer
Ulrich Hefter	Chief Technical Officer
Ingrid Mittelstaedt	Chief Financial Officer and Executive Vice President of Finance and Administration
Louis Molnar	Chief Operating Officer - North America Business
Martin Seifert	Chief Operating Officer - Defense Business
Cindy Denis	Secretary
Information Regarding Ownership of Company Securities By Participants
The amount of the Company’s securities beneficially owned by directors and NEOs as of January 22, 2016, including the number of securities for which beneficial ownership can be acquired within 60 days of such date, is set forth in the table included earlier in this Proxy Statement under the heading “Security Ownership of Common Stock by Management and Certain Beneficial Owners.” The amount of the Company’s securities beneficially owned as of the same date, including the number of securities for which beneficial ownership can be acquired within 60 days of such date, for Cindy Denis, the remaining Participant, is 43,317 shares, including 41,600 shares underlying currently exercisable options (less than 1.0% of shares outstanding).

Information Regarding Transactions in the Company’s Securities by Participants
The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant during the past two years. No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.
Company Securities Purchased or Sold
(February 16, 2014 through February 16, 2016)
Participant	Date	Shares	Type
Peter Wirth	11/19/2015	80,000	Cashless exercise of options and sale of underlying stock
Thomas Merk	11/11/2014	30,000	Grant – stock options
	3/2/2015	4,293	Cashless exercise of 15,000 options and sale of 10,707 underlying shares of stock
	7/1/2015	20,000	Grant – stock options
	11/10/2015	40,000	Grant – stock options
	11/24/2015	50,000	Cashless exercise of options and sale of underlying stock
Ulrich Hefter	11/11/2014	20,000	Grant – stock options
	3/2/2015	8,586	Cashless exercise of 30,000 options and sale of 21,414 underlying shares of stock
	11/10/2015	20,000	Grant – stock options
	11/30/2015	40,000	Cashless exercise of options and sale of underlying stock
Ingrid Mittelstaedt	11/11/2014	30,000	Grant – stock options
	11/10/2015	30,000	Grant – stock options
	11/19/2015	32,000	Cashless exercise of options and sale of underlying stock
Louis Molnar	11/11/2014	25,000	Grant – stock options
	11/10/2015	25,000	Grant – stock options
	11/16/2015	10,000	Cashless exercise of options and sale of underlying stock
	11/17/2015	10,000	Cashless exercise of options and sale of underlying stock
	11/19/2015	8,000	Cashless exercise of options and sale of underlying stock
	11/20/2015	22,000	Cashless exercise of options and sale of underlying stock
	11/30/2015	10,000	Cashless exercise of options and sale of underlying stock
Martin Seifert	11/11/2014	5,000	Grant – stock options
	11/10/2015	5,000	Grant – stock options
Cindy Denis	11/11/2014	7,000	Grant – stock options
	3/2/2015	1,717	Cashless exercise of 6,000 options and sale of 4,283 underlying shares of stock
	11/20/2015	8,000	Cashless exercise of options and sale of underlying stock
Carl Baasel	11/30/2015	15,000	Sale
	12/1/2015	25,000	Sale
Jenifer Bunis	12/9/2015	3,000	Grant – stock award
Stephen Fantone	10/1/2014	3,000	Grant – stock award
	10/1/2015	3,000	Grant – stock award
Ralph Reins	10/1/2014	3,000	Grant – stock award
	10/1/2015	3,000	Grant – stock award
	2/8/2016	10,000	Purchase

Participant	Date	Shares	Type
Daniel Smoke	10/1/2014	3,000	Grant – stock award
	10/1/2015	3,000	Grant – stock award
Gary Willis	10/1/2014	3,000	Grant – stock award
	10/1/2015	3,000	Grant – stock award
Miscellaneous Information Regarding Participants
Except as described in this Annex A or otherwise disclosed in this Proxy Statement, to the Company’s knowledge:
•
No Participant owns any securities of the Company of record that such Participant does not own beneficially.

•
No Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

•
No associate of any Participant owns beneficially, directly or indirectly, any securities of the Company. No Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company.

•
No Participant nor any associate of a Participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest.

•
No Participant, nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliate will or may be a party.

•
No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.

EVERY VOTE IS IMPORTANTEASY VOTING OPTIONS:VOTE ON THE INTERNET Log on to:www.proxy-direct.comor scan the QR codeFollow the on-screen instructionsavailable 24 hoursVOTE BY PHONE Call 1-800-337-3503Follow the recorded instructionsavailable 24 hoursVOTE BY MAILVote, sign and date this Proxy Card and return in the postage-paid envelopePlease detach at perforation before mailing.PROXY CARDROFIN-SINAR TECHNOLOGIES INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 17, 2016PROXY CARDTHIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.The undersigned hereby appoints PETER WIRTH and CINDY DENIS, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Rofin-Sinar Technologies Inc., Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held March 17, 2016 or at any adjournment or postponement thereof, with all powers which the undersignedwould possess if present at the Meeting to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 4 AND 5. THE BOARD IS NOT MAKING A RECOMMENDATION ON HOW YOU SHOULD VOTE ON PROPOSALS 2 AND 3.VOTE VIA THE INTERNET: www.proxy-direct.comVOTE VIA THE TELEPHONE: 1-800-337-3503To change the address on your account, please check the box at right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method.

EVERY VOTE IS IMPORTANTImportant Notice Regarding the Availability of Proxy Materials for theAnnual Stockholder Meeting to Be Held on March 17, 2016.The Proxy Statement and the 2015 Annual Report to Shareholders are available at:http://www.rofin.com/proxyIF YOU VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT MAIL YOUR CARDPlease detach at perforation before mailing.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK. EXAMPLE: The Board of Directors recommends a vote FOR ALL the nominees listed.1.Election of Class II DirectorsFORWITHHOLDFOR ALLNominees:01. Carl F. Baasel02. Daniel J. Smoke03. Gary K. WillisALLALLEXCEPTINSTRUCTIONS: To withhold authority to vote for any individual director nominee(s), mark the “FOR ALL EXCEPT ”box and write the name of the nominee(s) on the following line. The Board is not making a recommendation on how to vote on proposals 2 and 3. FOR AGAINST ABSTAIN 2.Advisory vote regarding the declassification of the Board (the “Board Declassification Proposal ”). 3.Advisory vote regarding the elimination of certain supermajority voting requirements in the Company’sCertificate of Incorporation and By-laws (the
“Supermajority Voting Proposal”). The Board recommends a vote FOR Proposals 4 and 5. 4.Ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2016. 5.Advisory vote to approve executive officer compensation.6.To transact other business as may properly be brought before the meeting and any adjournments or postponements thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature - Please sign within the box Date (mm/dd/yyyy) Signature - (Joint Owners) Date (mm/dd/yyyy)